UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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LITHIA MOTORS, INC. (Exact Name of Registrant as Specified In Its Charter)
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Notice of 2021 Annual Meeting of Shareholders and Proxy Statement Thursday, April 29, 2021 at 8:30 a.m. Pacific Daylight Time 150 N. Bartlett St., Medford, Oregon 97501

Letter from the Chief Executive Officer

Dear Shareholder,

We are pleased to invite you to attend Lithia & Driveway’s virtual 2021 Annual Meeting of Shareholders on April 29, 2021 at 8:30 a.m., Pacific Daylight Time to share our proven omni-channel strategy that is pragmatically disrupting the largest retail industry in the United States and our vision for creating personal transportation solutions wherever, whenever and however our consumers desire.

In a year that will be remembered for its extraordinary challenges, we achieved record performance through expanding the density of our physical network and introducing our in-home digital ecommerce solution, Driveway. We believe that our complex and diversified high-growth business strategy is without equal in the industry and affords us a significant competitive advantage. Our growing network comprised of our people, inventory, and physical locations, combined with our Driveway digital home solutions, completes our unique omni-channel strategy. Our multi-decade success in purchasing and integrating strong assets and talent, and achieving high returns, now powers this even stronger capital engine that generates significant cash flows.

Our values guide us beyond producing financial returns to serving our customers and communities, developing our people, reaching our potential and growing our company. Within our entrepreneurial and high-performance culture, we maintain a human capital policy that supports a diverse and energized workforce with career advancement, role mobility opportunities and strong health, safety and wellness initiatives.

We are fortunate to have such a talented group of people who are committed to modernizing the industry and fully activating our approximately 15,100 team members, expansive physical network and the most diverse offering of owned inventory.

Our mission of Growth Powered by People and our values of Customers For Life, Improving Constantly, Taking Personal Ownership, and Have Fun are the driving forces behind our ability to outperform and compete in any environment. We believe this unique strategy and culture positions us to continue to lead our industry’s transformation and will enable us to earn a more meaningful share of the U.S. market.

Thank you very much for being a partner and shareholder in our company.

Bryan B. DeBoer
President and Chief Executive Officer
Lithia Motors, Inc.

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

2021 ANNUAL MEETING INFORMATION

Meeting Date Thursday April 29, 2021	Annual Meeting Website virtualshareholdermeeting.com/LAD2021	Meeting Time 8:30 a.m. (Pacific Daylight Time)	Record Date February 26, 2021
ITEMS OF BUSINESS

1.    To elect the seven director nominees named in this proxy statement;

2.    To conduct an advisory vote to approve named executive officer compensation;

3.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year ending December 31, 2021; and

4.    To approve an amendment and restatement of our Restated Articles of Incorporation to eliminate references to our Class B common stock, Class A common stock and Series M preferred stock, and to reclassify our Class A common stock as common stock.

To the Shareholders of Lithia Motors, Inc.:

I am pleased to invite you to the 2021 Annual Meeting of Shareholders of Lithia Motors, Inc., (the “Annual Meeting”) which will be held virtually at 8:30 a.m. Pacific Daylight Time on April 29, 2021. To ensure the health and safety of our employees, directors and shareholders during these uncertain times, the Board of Directors has authorized participation via remote communication for our Annual Meeting. There will be no physical location for shareholders to attend. The Annual Meeting will only occur virtually through an audio webcast, accessible at the link provided above. You may notify the Company of your desire to participate in the Annual Meeting by remote communication by logging into the 2021 Annual Meeting Website in advance of the meeting. Log-in will begin at 8:00 a.m. Pacific Daylight Time. To participate in the Annual Meeting, you will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.

If you have any questions regarding this information or the proxy materials, please visit our website at www.lithiamotors.com or contact our investor relations department at (541) 776-6591. Our proxy statement and 2020 Annual Report on Form 10-K can be accessed directly at the following Internet address: www.proxyvote.com. Just enter the control number located on your proxy card.

We appreciate your continued support of Lithia Motors and look forward to either joining you at the meeting or receiving your proxy.

Very truly yours,

Christopher S. Holzshu, Executive Vice President and Secretary

March 15, 2021

HOW TO VOTE
Only holders of record of our common stock at the close of business on February 26, 2021, the record date, will be entitled to notice of and to vote at the meeting and any adjournment thereof. A list of shareholders entitled to vote at the Annual Meeting will be available during the entire time of the Annual Meeting on the 2021 Annual Meeting website. You may vote or submit questions during the Annual Meeting by following the instructions available on the 2021 Annual Meeting Website during the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy via internet, telephone or by completing, signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the Annual Meeting.

Our proxy statement and 2020 Annual Report on Form 10-K can be accessed directly at the following Internet address: www.proxyvote.com. Just enter the control number located on your proxy card.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may,” and other words and terms of similar meaning or reference future dates. The Company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. The Company cautions that forward-looking statements are inherently less reliable than historical information. The risks and uncertainties that could cause actual results to differ materially from estimated or projected results include, without limitation: (i) future economic and financial conditions (both nationally and locally), including as a result of the COVID-19 pandemic; (ii) changes in customer demand, our relationship with, and the financial and operational stability of, vehicle manufacturers and other suppliers; (iii) risks associated with our indebtedness (including available borrowing capacity, compliance with financial covenants and ability to refinance or repay indebtedness on favorable terms); (iv) the adequacy of our cash flow and earnings and other conditions which may affect our ability to pay our quarterly dividend at the planned level; (v) disruptions to our technology network including computer systems and software, as well as natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of our operating systems, structures, facilities or equipment. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

OTHER

All references in this proxy statement to “Lithia,” “Lithia Motors,” the “Company,” “we,” “us,” or “our” refer to Lithia Motors, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

The content on any website referred to in this Proxy Statement is not incorporated by reference in this Proxy Statement unless expressly noted.

Potential Payments Upon Termination of Employment	42
Benefits payable to NEOs upon death, disability or retirement	43
Potential Payments Upon Change in Control	43
Change in Control Agreements	44
Non-Qualified Deferred Compensation and SERP Plan	46
Quantitative Disclosure of Payments Upon Termination or Change in Control	46
CEO Pay Ratio	46
PROPOSAL NO. 1 Election of Directors	47
Term	47
Election by Majority Vote	47
Biographical Information on our Nominees	47
PROPOSAL NO. 2 Advisory vote to approve the compensation of our named executive officer	48
Vote Required	48
PROPOSAL NO. 3 Ratify the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the Year Ending December 31, 2021	49
We Engaged KPMG After a Rigorous Review Process	49
Fees Paid to KPMG LLP Related to Fiscal Years 2020 and 2019	50
Pre-Approval Policies	50
Vote Required	50
Audit Committee Report	51
Selection of KPMG as our Auditor	51
Audit Committee Actions	51
PROPOSAL NO. 4 Approve an Amendment and Restatement of Our Restated Articles of Incorporation to Eliminate References to Our Class B Common Stock, Class A Common Stock and Series M Preferred Stock, and to Reclassify our Class A Common Stock as Common Stock.	53
Reasons for the Amendment and Restatement	53
Conditions Precedent to Effectiveness of the Amendment and Restatement	54
Reservation of Rights by Our Board of Directors	54
Vote Required	54
ADDITIONAL OWNERSHIP INFORMATION	55
Security Ownership of Certain Beneficial Owners and Management	55
GENERAL INFORMATION About the Annual Meeting	57
Online Meeting	57
Mailing Date	57
Matters for Consideration at the Annual Meeting	57
Proxies	58
Voting	58
Who Can Vote	58
Quorum	58
“Shareholder of Record” and “Beneficial Ownership”	58
How to Vote	59
How You Can Revoke Your Proxy or Change Your Vote	59
Attending the Annual Meeting	60
Admission	60
Asking Questions	60
Discretionary Authority	60
Annual Meeting Voting Results	60
Additional Information	60
Solicitation Expenses	60
Electronic Delivery of Proxy Materials	61
Householding of Proxy Materials	61
Annual Report on Form 10-K	61
Other Materials	61
Communications with the Board	61
2022 Shareholder Proposals or Nominations	62
Shareholder Proposals	62
Shareholder Director Recommendations	62
CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS	63

LITHIA MOTORS, INC.
PROXY STATEMENT

This proxy statement, the accompanying 2020 Annual Report on Form 10-K, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of Lithia Motors, Inc., an Oregon corporation, in connection with the solicitation of proxies by the Company for use at our 2021 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will only occur virtually through an audio webcast, accessible at virtualshareholdermeeting.com/LAD2021, on Thursday, April 29, 2021, at 8:30 a.m. Pacific Daylight Time. On or about March 15, 2021, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this proxy statement and our 2020 Annual Report on Form 10-K. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

2020 Achievements and Performance Highlights

In 2020, we continued to build upon our success by focusing on achieving operational excellence, acquiring strong assets, and investing in modernization and business adjacencies that further optimize our network:

•	Introduced our national brand, Driveway, which is an ecommerce home solution that allows us to deliver differentiated, proprietary digital experiences, further activate our physical network and capture additional earnings.

•	Enabled an end-to-end ecommerce solution allowing consumers to shop tens of thousands of high quality used vehicles available for delivery anywhere in the country.

•	Launched our FinTech solution, Driveway Finance, a fully integrated captive finance company with the ability to auto decision consumers leveraging Driveway’s powerful data science engines.

•	Acquired $3.5 billion in anticipated annualized revenues, entered two new states, and expanded our network to within 400 miles of 100% of the United States population.

•	Five years in advance of the schedule in his Class B Conversion Agreement, Sidney DeBoer completed the conversion of his Class B common stock into Class A common stock – as described in Proposal 4. As a result of Mr. DeBoer’s actions, we no longer have a dual-class structure and all outstanding shares have the same voting power.

Our Company Strategy

We are a growth company powered by people and innovation with a long-term plan to profitably consolidate the largest retail sector in the country. By providing a wide array of products throughout the entire lifecycle of the consumer’s vehicle ownership experience through various consumer channels, we build magnetic brand loyalty. We achieve operational excellence by focusing the business on convenient and transparent consumer experiences supported by proprietary data science to increase market share, consumer loyalty and team performance. Our omni-channel strategy pragmatically disrupts the industry by leveraging our experienced teams, vast owned inventories, technology, and physical logistics network. Our strategy of purchasing cash flow positive businesses further strengthens this network, leverages our digital home solution Driveway and builds upon our potential to generate significant cash flows. Together, we believe these endeavors create a unique and compelling high-growth strategy that provides transportation solutions wherever, whenever, and however consumers desire and provides a significant regenerating capital engine to support further growth.

We remain focused on high performance through increasing market share and profitability at each of our locations. Our strategy is built on a high-performance and results-based culture, four highly diversified business lines, a coast-to-coast physical network consisting of 215 locations, a strong value-based growth plan and a resilient balance sheet with regenerating cash flows. Diversification through our four core business lines consisting of new vehicle sales, zero to twenty-year-old used vehicle sales, and our high margin service and parts aftermarket sales create resiliency in our revenues and profits. By promoting an entrepreneurial model, we build strong businesses responsive to each of our local markets. Utilizing performance-based action plans and proprietary performance metrics, we strive to increase market share, drive operational performance, develop high-performing teams and foster strong manufacturer relationships. Our proprietary performance management measurements and systems interlace our cultural values to create transparency, trust, and action which are the catalysts for high performance. We attract, retain and promote individuals who thrive in a high-performing environment, and who welcome the challenge to improve and build aspirational plans to drive success. We also strive to cultivate personal growth in all our employees through new experiences, teamwork, professional development, mentoring, coaching and recognition.

Our acquisition growth strategy has been successful both financially and culturally. While we target an annual after-tax return of more than 15% for our acquisitions, we have averaged over a 25% return by the third year of ownership due to a disciplined approach focusing on accretive, cash flow positive targets at reasonable valuations. In addition to being financially accretive, acquisitions drive network growth that improves our ability to serve customers through vast selection, greater density and access to customers and an ability to leverage national branding and advertising.

We seek to provide options to consumers to meet their needs; we provide customers a seamless online and physical retail experience with broad selection and access to specialized expertise and knowledge. In addition to the introduction of our digital homes solution, Driveway, as described above, we achieve consumer convenience, cost advantages and competitive pricing with a physical network of locations closest to our customers, enabling us to provide convenient customer touch points and services throughout the vehicle lifecycle. These elements are the foundation for how we designed our experiences and future network needs. Density of this network provides significant competitive advantages over any of our digital and used-only competitors. Building our network with new vehicle franchise positions also provides Lithia & Driveway with other advantages such as: up-stream procurement from new and certified vehicle trade-ins with more attractive valuations, a distributed inventory and reconditioning network that significantly reduces logistics costs by being closest to the customer, and access to the industry’s highest margin service, body and parts businesses that creates many times more consumer lifecycle touch-points than vehicle sale only retailers.

We are disciplined in managing our capital allocation to maximize returns for our shareholders. Our liquidity and available cash support our long-term plan focused on growth through acquisitions, investments in Driveway and our existing business, while preparing for any unforeseen changes in the economic environment.

CORPORATE RESPONSIBILITY

Our Commitment to all Stakeholders

Lithia’s goals are designed to enhance the quality of life of our team and customers and to create a better world for us all to be part of. We are passionate about improving constantly and reducing our environmental impact through continued innovation and teamwork. We recognize that responsible growth is crucial to the future success of our company. For this reason, our strategy for long-term value creation goes beyond financial metrics and considers the needs of all stakeholders in Lithia’s operations to bring about positive change. This focus is an important Board responsibility.

Environmental

We report our environmental activities based on the framework of SASB and GRI. Complete reporting, as well as our environmental and social initiatives, may be found on our corporate responsibility website: lithiacorporateresponsibility.com.

Lithia provides a complimentary, nationwide EV charging network, with particular saturation on the West Coast to mirror that region’s higher concentration of electric vehicles. This network, along with our EV car initiative GREEN CARS, is an important part of increasing the number of EVs on the road and reducing emissions.

Waste and Recycling:

Many of our locations have implemented and committed to extensive recycling programs, thus living the core value to Take Personal Ownership. Our dealerships have developed creative ways to reduce and recycle waste, such as recycling used engine oil for in-house fuel heaters. Many of our stores located throughout North Dakota, Alaska, Montana, Washington, Oregon, Idaho and Texas are generating over half of their annual heat from used engine oil. This effort offsets energy costs while recycling an otherwise wasted product.

Most of our locations are also recycling used antifreeze, lead acid batteries, metal scraps, used tires, paper waste and many other waste streams produced at the dealerships that would otherwise end up in landfills. We will continue to develop practices and programs to recycle and reduce our waste streams.

Social

At Lithia, our mission is to provide a competitive diverse benefit package that supports the physical, financial, and work-life wellness of our employees and their families. Reflecting this, our dealerships represented 30% of the top 20% of best dealerships to work for in 2020, as rated by Automotive News. The Employee Assistance Program is paid for by Lithia and is available to help employees through the pressures of day-to-day living. Employees and their families have access to unlimited consultations and up to three face-to-face counseling sessions per year.

As of December 31, 2020, we employed approximately 14,538 persons on a full-time equivalent basis in our nationwide network of 209 retail locations. With our total employee base at approximately 15,100, this means we offered full benefits packages to 95% of our employees.

Diversity and Inclusion

“Diversity has been the secret to our store’s success. You cannot hire and promote people just like you. You want the best, those who connect with customers, bring different viewpoints, challenge your ideas, and the status quo. This is the future of our company.”	At Lithia we recognize becoming more diverse and inclusive will increase our effectiveness in addressing the needs of our customers and that diversity of perspectives will be critical to our ability to innovate in a challenging industry. We strive for our employee diversity to mirror the demographics within the communities where we operate. Our workforce was comprised of approximately 20% female employees and approximately 43% of our workforce was comprised of minorities.

DIRECTOR NOMINEES AND EXECUTIVES

Summary of Director Experience and Qualifications

SIDNEY B. DEBOER

Biography	Board Qualification
Sidney B. DeBoer took Lithia Motors public in 1996 and is the Chairman of the Board. Mr. DeBoer served as Chief Executive Officer and Secretary from 1968 through 2011, and then Executive Chairman through the end of 2015. His charitable work on the Southern Oregon University Foundation Board, Oregon Community Foundation and the Oregon Shakespeare Festival has created a vibrant community for our Company’s headquarters. Mr. DeBoer attended Stanford University and the University of Oregon.	Mr. DeBoer’s pioneering work in the public auto retailer sector and as an automotive dealer has earned him numerous awards and recognition. His familiarity with our business, executive leadership knowledge and industry experience make him uniquely qualified to serve as our Chairman.

BRYAN B. DEBOER

Biography	Board Qualification
Prior to becoming CEO, Bryan B. DeBoer was Senior Vice President of Mergers & Acquisitions/Operations and then Chief Operating Officer driving the growth of Lithia and transforming the Company culture to an entrepreneurial and high performance model. Upon joining Lithia in 1989, Mr. DeBoer grew through the store positions of Finance Manager, Used Vehicle Manager, General Sales Manager, General Manager and multi-store General Manager. Mr. DeBoer has a B.S. degree from Southern Oregon University in Business Administration, where he graduated summa cum laude. He also graduated from the National Automobile Dealers Association Dealer Academy.	Mr. DeBoer has been our Chief Executive Officer (CEO) and President since 2012 and first became a director in 2008. Mr. DeBoer’s store experience, passion for mergers and acquisitions and demonstrated ability to develop strong manufacturer relationships drive our growth. His enthusiasm for the car business combined with a competitive spirit set the tone for our culture.

SUSAN O. CAIN

Biography	Board Qualification
Susan O. Cain was a Senior Instructor in accounting at Southern Oregon University, located in Ashland, Oregon from 2004 to 2019. Ms. Cain joined KPMG LLP in 1978, retiring as a partner in the San Francisco office in 1999. While with KPMG, she specialized in banking institutions and trust tax services. Ms. Cain has been involved with various non-profit and charitable organizations including the Ashland Independent Film Festival and the Oregon Shakespeare Festival. Ms. Cain holds a B.A. degree in General Science from Oregon State University and a Master of Science in Taxation from Washington School of Law, Washington Institute of Graduate Studies.	Ms. Cain joined our Board of Directors in 2009. She maintains her CPA license in California and brings to our Board of Directors a high level of accounting expertise. She serves as the Audit Committee Chair and is an audit committee financial expert as defined under SEC rules. Ms. Cain was selected to serve on our Board of Directors because of her significant financial and accounting expertise and experience.

SHAUNA F. MCINTYRE

Biography	Board Qualification
Shauna F. McIntyre is currently the CEO of Sense Photonics, an automated LiDAR, company since April 2020. Ms. McIntyre served as Program Lead and in other roles at Google Automotive Services from October 2016 to April 2020. Previously, she held integral roles at Google Automotive Services, Egon Zehnder International, Achates Power, Inc., Honeywell International, Inc., and Ford Motor Company. Ms. McIntyre serves on the Board of Directors for the Los Altos Educational Foundation and was also a co-founding board member for the North American Council for Freight Efficiency. Ms. McIntyre holds a B.S. from the University of California, Los Angeles, an M.S. from the University of California, Berkeley, and an M.B.A. from Harvard.

Ms. McIntyre joined our Board of Directors in April 2019. Ms. McIntyre brings a wealth of knowledge and expertise to our Board in a wide variety of subjects within the automotive industry, including manufacturing, finance and operations. Ms. McIntyre was selected to serve on our Board of Directors because of her valuable strategic, industry and leadership experience, and is an important part of the Board’s continued commitment to ESG matters.

LOUIS P. MIRAMONTES

Biography	Board Qualification

Louis P. Miramontes has been an independent financial advisor since 2014. Mr. Miramontes currently serves as the Audit Committee Chair of the Board of Directors for both Rite Aid and Oportun Financial Corporation. He provides advisory services to a real estate development company. Mr. Miramontes worked at KPMG from 1976 to 2014, where he served as managing partner for the San Francisco office and provided audit services to public and private companies. Mr. Miramontes holds a B.S. degree in Business Administration from California State University, East Bay.

Mr. Miramontes joined our Board in 2018. Mr. Miramontes is our Lead Independent Director and chairs our Nominating and Governance Committee. Mr. Miramontes has extensive experience in accounting, financial reporting and corporate governance. He is an audit committee financial expert as defined under SEC rules.

KENNETH E. ROBERTS

Biography	Board Qualification
Kenneth E. Roberts was a partner with the law firm of Roberts Kaplan LLP (formerly Foster Pepper LLP) from 1987 until the firm joined with Lane Powell in January 2011. His private law practice focused on corporate finance, mergers and acquisitions, corporate governance, executive compensation and securities, representing public companies and community banks. Mr. Roberts is a graduate of Harvard Law School and Oregon State University with a B.S. in Business and Technology.	Mr. Roberts joined our Board in 2012 after working as “of counsel” with Lane Powell, PC, a Pacific Northwest law firm. Mr. Roberts lends insightful analysis to our mergers and acquisitions strategies.

DAVID J. ROBINO

Biography	Board Qualification
David J. Robino began his management career at The Maytag Corporation and Pepsi-Cola. He joined AC Nielsen in 1989, culminating as Senior Vice President of Nielsen International, based in Brussels, Belgium. After a successful Vice Presidency at AT&T's Business Markets Division, Mr. Robino left to lead Gateway, Inc. as Executive Vice President and Chief Administrative Officer and later Vice Chairman. Upon retiring from Gateway, Mr. Robino served as a member of the board of directors of Memec, Inc., then the world's leading distributor of specialty semiconductors, and Insight Enterprises, Inc., a global provider of information technology capabilities to enterprises. He has served as an adjunct instructor at Southern Oregon University since 2012. Mr. Robino has an M.S. in Industrial Relations from Iowa State University and B.A. in Social Studies from Graceland College.	Mr. Robino joined our Board in 2016. Mr. Robino’s executive management and board experience over the course of his career at many large firms, provides us with expertise across a broad range of subjects. Mr. Robino chairs our Compensation Committee.

Non-Director Executive Officers

Christopher S. Holzshu

Biography
Christopher S. Holzshu is our Executive Vice President and Chief Operating Officer (COO), a role he has served in since November 2019. He previously served as Chief Financial Officer and Chief Human Resources Officer. Throughout his career with us he has gained a deep understanding of the operations of our stores and a special talent for relating to individuals at all levels of the organization. Mr. Holzshu joined Lithia in 2003 after working for several years at KPMG LLP, where he specialized in automotive manufacturing, financial services and other retail sectors. He holds a B.S. in Accounting from the University of Alaska

Scott A. Hillier

Biography
Scott A. Hillier is our Senior Vice President of Operations and has served in this role since 2008, overseeing store leadership. Mr. Hillier joined Lithia in 1986, working in our stores in roles including Finance Manager, General Sales Manager, General Manager and multi-store General Manager. Mr. Hillier quickly developed a reputation for identifying talent and building teams which led to his promotion to Vice President of Human Resources in 2003. In his current role, Mr. Hillier helps foster our value of taking personal ownership for performance by mentoring store leadership including the Lithia Partners Group. Mr. Hillier graduated from Southern Oregon University with a B.S. in Inter-Disciplinary Studies.

Tina H. Miller

Biography
Tina H. Miller is our Senior Vice President, Chief Financial Officer (CFO), leading the accounting, tax, corporate finance, financial planning & analysis, risk management and treasury functions, and has served in this role since August 2019. She joined Lithia in 2005 working in internal audit and corporate accounting before being promoted to Corporate Controller in 2015 and Vice President in 2018. Before Lithia, Ms. Miller worked as an auditor at Ernst & Young in their assurance practice. She graduated from Santa Clara University with a B.S. in Accounting and is a licensed CPA in Oregon.

Thomas M. Dobry

Biography
Tom Dobry is our Senior Vice President and Chief Marketing Officer. He leads our internal marketing team and partners with external agencies that serve our stores. Mr. Dobry first joined Lithia in 2007 and then again in 2013. He took a brief hiatus from Lithia to build a team in Detroit, Michigan guiding Chevrolet’s advertising. Before joining Lithia, Mr. Dobry led regional marketing efforts for the Saturn and Dodge brands at Goodby Silverstein & Partners and BBDO advertising agencies, respectively. Mr. Dobry has a B.A. in Advertising from Michigan State University and a M.B.A. from the University of Oregon.

George N. Hines

Biography
George N. Hines is our Senior Vice President, Chief Innovation and Technology Officer and has served in this role since July 2019. Before joining Lithia, Mr. Hines held technology and innovation leadership roles at Massage Envy Franchising and Viad Corp. Early in his career, he worked with Deloitte Consulting and Ernst & Young Management Consulting, where he advised clients in the telecommunications industry. George brings a great deal of talent and passion for the creation of pleasant, frictionless experiences and innovative technologies. Additionally, he brings a global view to his work having lived and worked in Peru, Ecuador, Brazil, Spain and the United Kingdom. He holds a B.S. in MIS from Millikin University and has most recently completed studies in the Stanford School for Design Thinking and Innovation.

David G. Stork

Biography
David G. Stork is our Senior Vice President and Chief Administrative Officer and began serving in that role in 2021. Mr. Stork previously served as our Chief Legal Officer since December 2018. Before joining Lithia, Mr. Stork was General Counsel and Chief Compliance Officer of JELD-WEN, Inc. He holds a B.A. in Literature and Economics from Luther College and a J.D. from the University of Minnesota Law School.

CORPORATE GOVERNANCE

Board Leadership and Structure

2020 Board and Committee Composition

The Board has three standing committees, each of which operates under a charter that has been approved by the Board. The Chair of each committee reviews and discusses the agendas and materials for meetings with senior management in advance of distribution to the other committee members, and reports to the Board on actions taken at each committee meeting. The following table sets forth the current membership of each committee.

Director	Key	Audit	Compensation	Nominating & Governance
Sidney B. DeBoer	CB
Susan O. Cain	I	C	P	P
Bryan B. DeBoer
Shauna F. McIntyre	I	P	P
Louis P. Miramontes	LI	P		C
Kenneth E. Roberts	I		P	P
David J. Robino	I	P	C	P

CB = Chairman of the Board I = Independent Director LI = Lead Independent Director C = Committee Chairman

Board of Directors

Our Bylaws provide for not fewer than five and not more than nine directors. Our Board of Directors has the discretion to set the size of our board from time to time. Currently, our Board of Directors has set the number of directors at seven.

There is no requirement that directors attend our Annual Meeting of Shareholders, but directors are encouraged to do so. Our Board of Directors held seventeen meetings in 2020. Each incumbent director attended at least 80% of all meetings of the Board and of the Board committees on which he or she served. All of our incumbent directors attended our 2020 Annual Meeting of Shareholders.

Board Committees

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each committee member is an independent director under NYSE listing standards, including, with respect to members of the Audit Committee and the Compensation Committee, under the enhanced independence standards that apply to members of those committees. Each of our Board committees has a charter. At least one member of each of our Audit Committee and Compensation Committee may not belong to both committees. A written copy of our committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics and Shareholder Communications Policy may be obtained by contacting our Investor Relations Department, Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. These documents are also available on our website at www.lithia.com under Investor Relations.

THE AUDIT COMMITTEE

The Audit Committee is responsible for the oversight of the integrity of our financial statements; compliance with legal and regulatory requirements; the qualifications and independence of our independent auditors; the performance of our internal audit function and independent auditors; our systems of internal controls; and financial risk management. The Audit Committee serves as a conduit to promote open communication between the independent auditors, the accounting department and internal auditors, management and the Board in furtherance of our commitment to accurate financial reporting, sound financial risk practices, and ethical behavior. The Audit Committee routinely meets in executive session with representatives from KPMG, our Chief Financial Officer and our Senior Manager of Internal Audit. Our Senior Manager of Internal Audit reports directly to the chair of the Audit Committee. The Audit Committee held five meetings during 2020. In addition to meeting the independence requirement for audit committee members, each current member of the Audit Committee also meets the financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE. Our Board has reviewed the qualifications and experience of the nominees standing for election and has determined that both Ms. Cain and Mr. Miramontes satisfy the requirements of an "audit committee financial expert" as defined by SEC rules.

THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for our executive compensation philosophy. The committee annually reviews the performance of and determines the base salary and variable and long-term compensation for our Chief Executive Officer. The Compensation Committee also reviews the compensation for other executive officers and reviews and recommends the compensation for independent Board members.

The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to the compensation of the Chief Executive Officer and our other executive officer and make recommendations to the Board with respect to compensation of our non-employee directors. The Compensation Committee has overall responsibility for approving and evaluating compensation plans, policies and programs of the Company as they affect the executive officers. The Committee is also responsible for providing input to the Board regarding executive officer succession and talent development, and in overseeing the Company’s management of human capital.

The Compensation Committee may delegate any of its responsibilities to a subcommittee, which would consist of at least two members of the Compensation Committee but otherwise may consist of any person(s) selected by the Compensation Committee.

The Compensation Committee also has the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant and outside legal counsel as necessary to assist with the execution of its duties and responsibilities. In 2020, the Compensation Committee retained Pay Governance LLC (Pay Governance) to provide advice and counsel. Pay Governance provided compensation advice to the Committee on our Chief Executive Officer, Chief Financial Officer and next three highest-paid executives. The Compensation Committee monitors our employee benefits plans, including our 2013 Amended and Restated Stock Incentive Plan, 2009 Employee Stock Purchase Plan, Short-Term Performance Plan and Executive Management Non-Qualified Deferred Compensation and Supplemental Executive Retirement Plan. The Compensation Committee certifies and approves payments based on performance measures. The Compensation Committee held nine meetings in 2020. See "Compensation Discussion and Analysis” below for more information on our compensation philosophy and how the Compensation Committee determines the compensation of our executive officers.

The Compensation Committee assessed the independence of Pay Governance pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent Pay Governance from independently representing the Committee. In making this assessment, the Committee considered each of the factors set forth by the SEC and the NYSE with respect to the Pay Governance’s independence, including that Pay Governance provided no services for the Company other than pursuant to its engagement by the

Committee. The Committee also determined there were no other factors the Committee should consider in connection with the assessment or that were otherwise relevant to the Committee’s engagement of Pay Governance.

THE NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee is responsible for assisting our Board in identifying qualified individuals to become Board members; recommending to our Board nominees for each Annual Meeting of the Shareholders; reviewing and making recommendations to the Board regarding its composition and size; overseeing evaluations of the Board and its committees; succession planning and recruitment; developing, periodically reviewing, monitoring and recommending to the Board effective corporate governance policies and procedures; developing and enforcing a Code of Business Conduct and Ethics; and overseeing assessments of the effectiveness of our Board, its members and its committees and ensuring our compliance with NYSE listing standards. The Nominating and Governance Committee held four meetings in 2020.

Director Independence

Our Corporate Governance Guidelines require our Board to be composed of a majority of independent directors. Generally, under NYSE listing standards, a director is not independent if he or she has a direct or indirect material relationship with Lithia or its management. In accordance with its charter, the Nominating and Governance Committee annually reviews the independence of all non-employee director nominees and reports its findings to the full Board of Directors, which makes a determination about the independence of each nominee. The Board of Directors and the Nominating and Governance Committee review and discuss all transactions and relationships between each director nominee or any member of his or her immediate family and Lithia, its consolidated subsidiaries and affiliates, and management, both in the context of the specific independence standards enumerated in the NYSE listing standards, as well as other business and personal relationships that could compromise the independent judgment of a director. Other than the NYSE listing standards, we do not adhere to categorical standards for determining independence; rather, we review and evaluate the specific facts and circumstances of each transaction and relationship to determine whether the director is independent. As a result of this review, our Board of Directors affirmatively determined that each of Mses. Cain and McIntyre and Messrs. Miramontes, Roberts, and Robino is independent under NYSE listing standards.

Lead Independent Director and Governance Practices

Lithia’s governance documents provide our Board with flexibility to select the leadership structure that is best for the Company. If the Chairman of our Board of Directors is not an independent director, our Board of Directors annually selects an independent director to serve as the “Lead Independent Director” responsible for coordinating the activities of the independent directors. If the Chairman of our Board of Directors is an independent director, our Board of Directors may nonetheless select a Lead Independent Director from one of the other independent directors.

Bryan B. DeBoer is our President and Chief Executive Officer, and Sidney B. DeBoer is our Chairman of the Board. At this time, we believe that the separation of the CEO and Chairman positions is beneficial as it allows the CEO to focus his energy and time on operating the Company while simultaneously allowing the Chairman to exercise his leadership strengths. Because Sidney B. DeBoer is not an independent director, our Board of Directors appointed Louis P. Miramontes as Lead Independent Director who is completing his second year in that role.

Note from our Lead Independent Director

It is my privilege to serve as Lithia’s Lead Independent Director. As I complete my second year in this role please let me share some important ways the Board works together to provide independent oversight of management and stewardship of your interests:

Independent Board Oversight: As Lead Independent Director, I work closely with the CEO and the Chairman to facilitate meaningful dialogue with the independent directors on all major business and business development and strategy issues. I assist in setting the agenda for each Board meeting and preside over all executive sessions of the Board.

Board Refreshment: Board refreshment is an important responsibility of the Board. In recent years, several new Board members have been added to the Board. David J. Robino was appointed an independent director in 2016. His human capital and overall business experience make him well qualified to serve as the chair of our compensation committee. I was elected as an independent director in 2018, and was appointed Lead Independent Director in 2019; Shauna McIntyre was appointed an independent director in 2019. Her experience in the technology sector provides the Board with insight regarding technological changes impacting Lithia. These additions, coupled with the years of experience of Sid DeBoer, Bryan DeBoer, Susan Cain and Ken Roberts, provide the Board with a diversity of business experience. Succession planning is part of the Board Agenda, and we will seek exceptional and diverse candidates with appropriate skills to replace directors as term limits are reached.

Corporate Social Responsibility (CSR): Growth, with a focus on responsible growth, is the core of our business philosophy. Lithia’s CSR campaign is an integral component of how the Board manages the business. Our commitment to the environment, the communities in which we do business, and the health, safety and equal opportunity for all of our employees is the foundation of our long-term success. I am proud to highlight this commitment in the Corporate Responsibility section of this proxy, above, and in our Corporate and Social Responsibility report, available at www.lithiacorporateresponsibility.com.

Commitment to Strong Governance Standards: We follow and abide by the following best practices:

Independence and Board Composition

●	The Board currently has seven members, five of whom are independent and three of whom reflect diversity in gender, ethnicity and race.

●	There are three standing committees, each made up entirely of independent directors.

●	As the Lead Independent Director, I regularly meet with the other independent directors without management present.

Capital Structure

●	In response to comments from our investors and five years ahead of schedule, we completed the conversion of Sidney DeBoer’s Class B common stock into Class A common stock effective February 26, 2021. As a result, we no longer have a dual-class structure and all outstanding shares have the same value and voting power.

Board Practices

●	The Board and its standing committees perform self-evaluations on an annual basis.

●	The Board imposes age and term limits on independent directors.

●	Each standing committee operates under a committee charter.

●	The Board oversees risk management practices.

●	The Board manages sound environmental, social and governance practices.

●	The Board regularly receives information concerning, and provides input on, succession planning.

●	The Board and its committees met 17 times in 2020.

●	Annually, an independent third party facilitates a "360 degree" review of our Chief Executive Officer with the other Board members and the officers reporting directly to the Chief Executive Officer. The results of the review are shared with the independent directors.

●	An independent third party also annually facilitates a review of the performance of each director, each Board committee and the Board as a whole.

●	We have adopted a Code of Business Conduct and Ethics, which includes our insider trading policy, and Corporate Governance Guidelines, each of which is available on our website at www.lithiamotors.com.

Leadership Structure

●	The Chair of the Board and the CEO are separate.

Voting and Nominating

●	All of our directors are elected annually.

●	There is a majority voting requirement in uncontested director elections.

●	The Board has adopted proxy access permitting eligible shareholders to nominate director candidates.

Stock Ownership Requirement

●	Directors and executive officers all are required to satisfy minimum stock ownership requirements.

I thank you for your support. The board is committed to serving your interests and we look forward to continued conversations in the years to come.

Louis P. Miramontes – Lead Independent Director

Director Qualifications and Nominations

The Nominating and Governance Committee is responsible for identifying and evaluating potential director nominees to fill any vacancies on our Board of Directors. The committee recommends director nominees with backgrounds and qualifications that complement each other and collectively allow our Board of Directors to fulfill its responsibilities.

The Nominating and Governance Committee annually reviews the composition of our Board and evaluates the qualifications and contributions of the current directors in the context of the desired composition of our Board, our operating requirements and the interests of our shareholders. The committee also routinely reviews and interviews candidates for our Board of Directors whose background and experience suggest they may be qualified to join our Board. The qualifications required of individuals for consideration as a Board nominee vary according to the particular areas of expertise sought as a complement to our existing Board of Directors composition at the time of any vacancy. Potential candidates may be suggested by various sources, including management, Board members, shareholders, legal counsel, business leaders and other industry executives and directors.

The Nominating and Governance Committee evaluates the qualifications of potential director nominee candidates, including candidates proposed by shareholders, based on criteria that include the individual’s skills, experience and other factors in the context of the current composition of our Board of Directors, to maintain our Board’s overall diversity. Among other aspects, the Nominating and Governance Committee evaluates the following factors when evaluating director nominees: business experience, other directorships, business and personal relationships with management, educational background, expertise in finance, knowledge of financial reporting and the business of the Company, and industry experience. In this context, diversity encompasses differences of viewpoint, personal and professional experience, education, skill, and other individual qualities and backgrounds, such as gender, race and ethnicity. At a minimum, qualified director nominees must have the ability to dedicate sufficient time to Board activities, and candidates for a position as an independent director must meet applicable NYSE independence standards and not have any conflicts of interest with the Company. The Nominating and Governance Committee reviews its effectiveness in balancing these criteria when assessing the composition of our Board.

Directors are not considered independent if they have been on the Board for 15 or more years, and no person over the age of 79 may serve as an independent director.

We require all of our directors to annually sign an acknowledgment of their confidentiality obligations and obligations under our insider trading policy and other applicable policies to reinforce their commitment to protect our confidential information and our business reputation and to comply with applicable securities laws.

We seek to attract and retain qualified candidates for Board membership regardless of the origin of recommendation, and there are no differences in the manner in which the Nominating and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or the committee itself. The Nominating and Governance Committee will consider potential nominees recommended by any record or beneficial shareholder. See “General Information – Additional Information” and “General Information – 2022 Shareholder Proposals or Nominations” below.

Our Board’s Risk Oversight Role

Our Board of Directors monitors the risks facing our business by evaluating our risk management processes, including the processes established to monitor how management reports material risks to our Board of Directors and how our executive team manages the various risks that our business faces. Our Board of Directors annually reviews the potential severity of various risks faced by our Company (including cyber risks, geographic risks and the potential impact of new laws on the business) and the likelihood that they will occur. Our Board of Directors collaborates with management on developing the Company's annual risk management plan and, as part of that process, helps management ensure that those risks and uncertainties are considered in ongoing operations and in the Company’s risk management plan. Our Board of Directors has delegated responsibility for certain areas of its risk oversight to its standing committees.

The Compensation Committee, together with our Board of Directors, reviews and manages our compensation policies and programs to ensure they do not encourage excessive risk-taking by our executives and employees. The Compensation Committee reviews a summary and assessment of such risks at least annually and in connection with the discussion or review of individual elements of compensation. In light of these features, we conclude that the risks arising from our executive and employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The Audit Committee reviews our material financial risk exposures and the process by which management assesses and manages financial risks. The Audit Committee also meets with management to discuss the steps management has taken to assess, monitor and mitigate risks that the Company faces. While our Board of Directors oversees risk management, our management is charged with managing risk through effective internal controls and processes, which facilitate the identification and management of risks, and management regularly discusses risk management with our Board of Directors.

Cyber Security

Protecting the privacy and integrity of information and preventing cybercrimes is a key focus of Lithia Motors. Integral to the automotive retail business is being a custodian of confidential customer information. We proactively work to prevent material data breaches.

Our Board of Directors is responsible for overseeing cyber security and data protection strategy. Our Company operates with an internal policy and control framework for data protection, which is compliant with regulatory requirements and ensures that information is handled in a responsible and secure manner. Management regularly report any risk exposures to the Board as well as the steps taken to monitor and control them.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive, financial and accounting officers. A complete copy of our Code of Business Conduct and Ethics is available on our website at www.lithiamotors.com. You may request a copy by mail from our Investor Relations Department, Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. We intend to publicly disclose any amendment to and any waiver of the Code of Business Conduct and Ethics on our website.

Compensation of Directors

Non-Employee Director Compensation.

Our directors serve from election at each Annual Meeting of Shareholders until the following annual meeting or until the director’s successor is elected and qualified. The Compensation Committee annually reviews non-employee director compensation and recommends any applicable changes to our Board of Directors. The Compensation Committee engages independent consultants to review the market competitiveness of the compensation paid to the non-employee directors compared to Company peers. The Compensation Committee engaged Pay Governance in 2020 to help review and assess non-employee director compensation for the 2020-2021 Board service year and Pay Governance advised that the compensation is at the median compared to Company peers, which are the same companies in the peer group used for executive compensation comparisons. Pay Governance did not recommend and the Board of Directors did not approve any changes to the director compensation program for the 2020-2021 Board service year. Any change in the director compensation program is effective for the ensuing service year. Accordingly, the actual compensation paid to a non-employee director in a calendar year may be earned under two separate compensation programs. Except for Sidney B. DeBoer, directors who are employees of the Company are not compensated separately for their service as directors. As noted in the Non-Employee Director Compensation Table, for his services as a director, Sidney B. DeBoer receives the same compensation, in the same form, as the Company pays to its non-employee directors. Separately, Sidney B. DeBoer receives payments for his prior services rendered as an employee that are described below under "Certain Relationships and Transactions with Related Persons.” on page 63. Executive officers of the Company do not recommend or determine non-employee director compensation. Our non-employee directors are Mses. Cain and McIntyre and Messrs. Miramontes, Roberts and Robino.

We pay a majority of our non-employee directors’ compensation as equity awards. The Compensation Committee believes that paying a majority of the annual compensation in equity provides non-employee directors with a vested interest in our long-term financial success and aligns their interests with those of our shareholders. The compensation structure for our non-employee directors for the 2020-2021 service year was as follows:

●	$95,000 cash plus an additional $15,000 cash to each director who serves as a committee chair, lead independent director or as chairman of the Board. In each case, cash amounts are paid in 12 monthly installments over the service period.

●	An award for a number of RSUs, which are settled in shares of our Class A common stock, with a value of $140,000. The number of RSUs awarded is based on the average closing share price for the 40 trading days prior to the award grant date.

●	RSU awards to our non-employee directors are granted immediately after our annual shareholder meeting and vest over one year, with 25% vesting on the first business day of the month after each regularly scheduled quarterly meeting of our Board of Directors if the director continues to serve on that day. All equity grants to non-employee directors are subject to our stock ownership policy. See "Non-Employee Director Stock Ownership Policy; Hedging and Pledging Restrictions” below.

2020 Director Compensation

Non-Employee Director Compensation Table.

The following table summarizes compensation paid to non-employee directors and to our Chairman during calendar year 2020, which amounts represent the 2020 portion of both the 2019-2020 Board term and the 2020-2021 Board term:

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	All Other Compensation (3) ($)	Total Compensation ($)
Sidney B. DeBoer (4)	110,000	147,663	7,785	265,448
Susan O. Cain	110,000	147,663	4,060	261,723
Shauna F. McIntyre	95,000	147,663	—	242,663
Louis P. Miramontes	120,000	147,663	—	267,663
Kenneth E. Roberts	100,000	147,663	8,194	255,857
David J. Robino	110,000	147,663	—	257,663
(1)	The fees reflected in the column "Fees Earned or Paid in Cash” in the above table are the actual fees earned in calendar year 2020.
(2)	The amounts set forth in this column reflect the grant date fair value of all awards granted in 2019 calculated in accordance with FASB ASC Topic 718 and excluding the effects of any forfeitures. (See Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for the valuation and assumptions and other information related to our stock awards).
(3)	Amounts paid by us on behalf of our Board members for long-term care insurance premiums.
(4)	Does not include amounts paid to Mr. DeBoer under the Transition Agreement, which are described under "Certain Relationships and Transactions with Related Persons" on page 63.

The following table summarizes equity awards outstanding on December 31, 2020 for each non-employee director:

Name	Unvested Stock Awards (#)
Sidney B. DeBoer	389
Susan O. Cain	389
Shauna F. McIntyre	389
Louis P. Miramontes	389
Kenneth E. Roberts	389
David J. Robino	389

Deferred Compensation Agreements with Non-Employee Directors.

We offer our non-employee directors the opportunity to defer receipt of their compensation by entering into a Deferred Compensation Agreement with the Company. Under this agreement, participants who elect to defer compensation may defer receipt of all or a portion of their cash compensation and any stock award. In 2020, no director elected to defer cash compensation or stock compensation.

Non-Employee Director Stock Ownership Policy; Hedging and Pledging Restrictions

We expect our non-employee directors to acquire and hold sufficient shares of our common stock to meaningfully participate in the risks and rewards of ownership with our shareholders. Accordingly, under our Stock Ownership Policy for Directors, non-employee directors are required to acquire and retain the net after-tax shares received as compensation until the director’s accumulated holdings have a market value equal to at least five times the base compensation paid to the director in the then-current service year. If a director ceases to comply with the policy, the director is expected to retain 50% of the net after-tax shares received upon the settlement of any equity incentive award until the stock ownership minimums are attained. In determining compliance with the policy, share ownership includes RSUs subject to time-vesting and indirect share ownership.

Our insider trading policy and our stock ownership policy for directors specifies that they may not (1) engage in hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or (2) hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan. Securities pledged as of March 15, 2013, however, may continue to be pledged under existing or replacement arrangements. The number of securities that were pledged prior to such date have decreased over time. Sidney B. DeBoer is a member and the manager of Lithia Holding, which has the sole voting and investment power with respect to 200,000 shares of Class A common stock held by Lithia Holding. These shares are pledged by Lithia Holding to secure a loan to Lithia Holding. Kenneth E. Roberts has a line of credit that is secured by the securities held in one of his brokerage accounts, including 48,000 shares of Class A common stock of Lithia; no amounts were drawn on this line of credit as of February 28, 2021.

Introduction

This Compensation Discussion and Analysis discusses Lithia’s compensation program for its Chief Executive Officer, Chief Financial Officer, and next three highest paid executives (named executive officers or NEOs), including its philosophy, objectives and how our 2020 performance drives our compensation for 2020. Our current NEOs are:

Name	Age	Current Position(s)	Name	Age	Current Position(s)
Bryan B. DeBoer	54	Bryan B. DeBoer has been our Chief Executive Officer (CEO) and President since 2012.	Tina H. Miller	40	Tina H. Miller is our Senior Vice President, Chief Financial Officer (CFO), leading the accounting, tax, corporate finance, financial planning & analysis, risk management and treasury functions, and has served in this role since August 2019
Christopher S. Holzshu	47	Christopher S. Holzshu is our Executive Vice President and Chief Operating Officer (COO), a role he has served in since November 2019.	Scott A. Hillier	57	Scott A. Hillier is our Senior Vice President of Operations and has served in this role since 2008, overseeing store leadership.
Thomas M. Dobry	55	Thomas M. Dobry is our Senior Vice President and Chief Marketing Officer and has served in this role since 2018.

Executive Summary

Lithia’s pay-for-performance philosophy links real pay delivery to the achievement of our operational objectives and long-term strategy and the enhancement of shareholder value. Despite the economic disruption caused by the global pandemic, 2020 was a year of strong operational, strategic, and financial performance based on our stores’ response to the current environment and the continued growth of our e-commerce and digital home solutions.

Performance Highlights

Management’s exceptional operational and strategic performance, which drove our EPS, resulted in our short-term incentive plan paying out at 200% for Messrs. DeBoer, Dobry and Holzshu and Ms. Miller. Our short-term incentive plan for Mr. Hillier also incorporated a store profits component and paid out at 200% following strong profitability notwithstanding global economic instability. Equity awards under our long-term incentive plan, subject to both EPS-based performance and time-based vesting, satisfied their performance criteria at 150% of target.

[1] A reconciliation to GAAP EPS is found on p. 34 of our 2020 10-K.

Listening to Our Shareholders

Lithia’s Compensation Committee prioritizes listening to the views of our shareholders. We rely on regular shareholder outreach and engagement activities conducted by our CEO and other members of our management team, as well as more formal channels including the opportunity for shareholders to cast a non-binding advisory vote regarding executive compensation at Lithia’s annual shareholder meeting. These meetings provide an important platform to receive feedback from investors, promote transparency between the Board and our shareholders and help build informed and productive relationships.

Following historically successful shareholder outreach and a strong 2019 say-on-pay vote with 98.8% of votes cast in favor, in 2020, we engaged with shareholders representing 23 of our top 30 shareholders, on a variety of topics, including our executive compensation program. These top 30 shareholders collectively own 64% of the Company’s outstanding capital stock. Based on the overwhelming support for last year’s say-on-pay proposal and our commitment to good governance, we did not adjust our compensation program for 2020, but will supplement our EPS goal with a revenue growth goal in our 2021 short-term and long-term incentive plans. As described in greater detail in “2021 Compensation Approach,” we believe this additional metric is appropriate to broaden our focus on performance in 2021 as we execute on our growth strategy.

In evaluating our compensation practices in 2020, the Compensation Committee was mindful of the support our shareholders expressed for Lithia’s philosophy and practice of linking compensation to operational, strategic and financial objectives, and the enhancement of shareholder value. In 2020, the Compensation Committee continued to monitor our executive compensation programs to ensure that company performance continues driving compensation. The Compensation Committee will continue to seek out shareholder feedback in the future.

Our Compensation Practices Benefit our Shareholders

Our executive compensation programs have strong governance components that further strengthen our pay-for-performance compensation philosophy, including the following:

What We Do	What We Do Not Do

✓    Align pay and performance, with significant percentages of target total direct compensation (TDC) based expressly on performance (84% for the CEO and 69% for the other NEOs)

✓    Rigorous EPS and strategic performance goals, with audited strategic attainment determinations

✓    Meaningful stock ownership guidelines for directors and executives

✓    Clawback policy covering cash incentives and stock awards

✓    Double-trigger change in control provisions

✓    Entirely independent Compensation Committee

✓    Independent compensation consultant

✓    Annual compensation program and policies risk assessment

✓    Ability to exercise negative discretion on earned bonus amounts

✗    No “golden parachute” gross-ups

✗    No hedging/pledging/short-sales of company stock

✗    No dividends paid on unvested equity awards

✗    No perks beyond life and injury/disability related insurance coverage

✗    No options/SARs granted below FMV

✗    No repricing of options (which we do not currently grant) without shareholder approval

✗    No excessive severance

✗    No guaranteed salary increases, bonuses, or long-term incentive awards

Compensation decisions and other details are discussed in the remainder of this section “Compensation Discussion & Analysis”.

Compensation Philosophy

Our vision guides our mission and our mission drives our business strategy and our compensation philosophy. All four of these areas are informed by our values.

Compensation Components

The three major elements of our executive officers’ regular total direct compensation (TDC) are: (i) base salary, (ii) a cash-based short-term incentive plan, and (iii) an equity-based long-term incentive plan. While performance drives all aspects of our compensation, for 2020, 84% of target annual TDC for the CEO was expressly performance-based and approximately 69% of the target annual TDC for the other named executive officers was expressly performance-based, reflecting Lithia’s pay-for-performance philosophy.

2020 Target Compensation Mix

2020 Compensation Program Design & Results

Base Salary

We provide base salaries to our executive officers to compensate them for their services rendered during the year and to provide them with a level of competitive and stable fixed compensation.

The Compensation Committee approves the 2020 base salary for our CEO based on competitive market factors, the CEO’s duties and responsibilities, comparison of relative CEO pay within the Peer Group mentioned below, the CEO’s performance and the relative pay of our senior management team. The base salaries of all other NEOs are developed by the CEO and our independent compensation consultant based on similar factors and are analyzed and approved by the Compensation Committee.

Named Executive Officer	2019 Base Salary ($)	2020 Base Salary ($)	Base Salary Increase
Bryan B. DeBoer	1,106,000	1,106,000	0%
Tina H. Miller	360,000	384,000	7%
Christopher S. Holzshu	693,000	720,000	4%
Scott A. Hillier	490,000	500,000	2%
Thomas M. Dobry	390,000	402,000	3%

Short-Term Incentive Plan

Consistent with prior years and the advice of our independent compensation consultant, the short-term incentive plan rewards executives for attaining pre-determined, objective goals related to earnings per share (EPS), which have long been utilized for this performance-based plan, execution of our strategic development plan which focuses on acquisitions and multi-channel innovation initiatives, and store profits, as applicable. The Compensation Committee does not have the discretion to payout short-term incentive plan awards if the applicable performance criteria have not been met.

How our 2020 Short-Term Incentive Plan Works

In 2020, our short-term incentive plan compensated executives for achieving annual performance goals in each of the above criteria. Each NEO had a maximum cash bonus potential based on a market competitive percentage of base salary ranging from 50% to 135%, which is paid out according to the attainment of the above referenced performance goals. Each executive’s target bonus, expressed as a percentage of salary, and their weighted performance goals, are as follows:

Establishment of 2020 Targets and Actual Cash Payouts

We believe using metrics that promote high performance and profitable growth are critical. These performance criteria are approved annually by the Compensation Committee and are designed to reward both short-term and long-term value creation, support growth in profitability, maximize our capital deployment strategies and increase share value. Management provides the Compensation Committee with a quarterly review of the short-term incentive plan attainment pacing. Short-term incentive plan payouts are calculated on the basis of straight-line interpolation between the threshold, target, and maximum payout percentages. If we do not achieve threshold performance, then no short-term incentive plan is earned or paid. The Compensation Committee has discretion to reduce awards under the short-term incentive plan.

●	EPS Goals: The EPS goals for 2020 were set based upon the Company’s Board approved business plan and anticipated value creation over 2020. For 2020, adjusted EPS[2] performance targets were higher than 2019 actual adjusted EPS results of $11.76, as follows:			2020 ADJUSTED EPS ATTAINMENT

		EPS Target ($)	% of Payout
	Maximum	13.90	200%
	Target	11.90 - 12.60	100%
	Threshold	9.60	25%

	Adjusted EPS was strong this year, reaching $18.19 diluted per share and exceeded our target goal of $13.90 by $4.29. Accordingly, this portion of each executive’s 2020 short-term incentive plan award paid out at 200%.

●	Strategic Objectives: Our 2020 strategic objectives focused on innovation in and diversification of our revenue streams. These goals are rigorous and intended to focus management on integration of new and past acquisitions, exploration of new products and services, strategic leadership hires and development, capital market progress and relative price-to-earnings ratio. Each year management determines the extent to which strategic objectives are accomplished, which is then presented to the Compensation Committee for approval. Payout percentages are as follows:

% of Payout
Maximum	200%
Target	100%
Threshold	25%

We successfully executed on our strategic objectives this year, further driving increased acquisition-based revenue and share value. Accordingly, the execution of our 2020 strategic objectives, as certified and approved, warranted a payout of this portion of each executive’s 2020 short-term incentive plan award under the above schedule at 200%.

●	Store Profit Goals: Scott A. Hillier’s short-term incentive plan payouts also depend on attainment of specific store profits goals in key markets, which, for competitive reasons, we do not disclose on a separate basis, as we consider it competitively harmful to make that information public. Our objective is to set challenging performance goals for our executives throughout the Company, and we believe that achieving these challenging performance goals in these markets is demanding. This portion of an executive’s short-term incentive plan award is calculated based on a percentage of goals attainment, with a maximum possible attainment of 200%. Store profit goals were achieved at 200%.

2 A reconciliation to GAAP EPS is found on p. 34 of our 2020 10-K.

Based on 2020 attainment of these goals, the 2020 short-term incentive plan payouts were as follows:

Named Executive Officer	Target Short-Term Incentive Plan as % of Base Salary	Actual 2020 Payout as % of Target	Actual 2020 Payout ($)
Bryan B. DeBoer	135%	200%	2,996,000
Tina H. Miller	50%	200%	384,000
Christopher S. Holzshu	100%	200%	1,440,000
Scott A. Hillier	77%	200%	770,000
Thomas M. Dobry	71%	200%	568,000

Long-Term Incentive Plan

Our equity-based long-term incentive plan leverages Lithia’s public company status to reward employees for achieving quantitative financial performance objectives approved annually by the Compensation Committee. The use of metrics that promote high performance and profitable growth is critical. Performance targets are determined by utilizing forecasted EPS and analyst estimates. EPS is a useful measurement of our overall profitability and is strongly correlated with changes in our stock price.

We believe issuing performance and time-vested restricted stock units (RSUs) rather than stock options better aligns our executive team with our shareholders because restricted stock units experience the upside as well as the downside of stock price changes. EPS performance vesting criteria link realized value to the achievement of critical operational and financial objectives and delivering superior long-term shareholder returns. Additional time-based vesting criteria support retention and align the interests of our executive officers with those of our shareholders over the long-term, while promoting a culture of ownership.

How our 2020 Long-Term Incentive Plan Works

In November 2019, the Compensation Committee approved long-term incentive awards for our executive officers consisting of, in the aggregate, 44,084 RSUs subject to both performance- and time-based vesting criteria, as set forth in the table below. The Compensation Committee approved the number of RSUs awarded to NEOs and other key employees after considering, among other things, peer comparisons, Company financial performance and absolute and relative total shareholder return, awards granted in prior years, the percentage of total compensation and targets based on adjusted earnings per share for 2020, and the recommendation of our independent compensation consultant.

Named Executive Officer	Target RSUs (#)	Max RSUs (#)	Total Target Value of 2020 Equity Awards ($)
Bryan B. DeBoer	26,880	40,320	4,250,000
Tina H. Miller	2,088	3,132	330,000
Christopher S. Holzshu	8,222	12,333	1,300,000
Scott A. Hillier	4,111	6,167	650,000
Thomas M. Dobry	2,783	4,175	440,000

Each year, the Compensation Committee approves the degree to which an executive’s long-term incentive award satisfies the applicable performance vesting criterion. Thereafter, the RSUs satisfying the performance criteria time vest in three equal parts on the 2nd, 3rd, and 4th anniversary of date of grant. Long-term incentive awards include a retirement clause that allows continued vesting if the recipient is at least 55 years of age and has completed 10 years of service at the time of retirement, subject to compliance with our restrictive covenants. After completion of the performance year and attainment level has been determined, the long-term incentive awards will vest over a three-year period.

Establishment of 2020 Targets and Actual RSU Vesting

The adjusted EPS[3] goals for 2020 long-term incentive awards were set in conjunction with EPS goals for the short-term incentive plan, described above, based upon the Company’s Board approved business plan and anticipated value. Long-term incentive awards performance-vest based on straight-line interpolation between the threshold, intermediate, target, and maximum payout percentages. If we do not achieve threshold performance, then no awards vest. For 2020, adjusted EPS performance targets under the long-term incentive plan were set higher than 2019 actual adjusted EPS results, as follows:			2020 ADJUSTED EPS ATTAINMENT

	EPS Target ($)	% of Performance Vesting
Maximum	13.90	150%
Target	11.90 - 12.60	100%
Intermediate	9.60	75%
Threshold	0.01 - 9.59	50%

Based on attainment of adjusted 2020 EPS of $18.19, each RSU under the 2020 long-term incentive plan will performance vest at 150% and shall time vest in equal parts over the next three years. RSUs that did not satisfy their performance criteria shall be forfeited without consideration.

Perquisites

Consistent with our pay-for-performance compensation philosophy, we believe perquisites for executive officers should be limited in scope and value, and should only be offered when they provide necessities or conveniences that allow our executive officers to focus on and optimally perform in their role with Lithia. We provide our NEOs with insurance premiums for long-term care assistance, long-term disability and life and accidental death and dismemberment on their behalf.

2021 Compensation Approach

As we execute on our growth strategy, we believe revenue growth should drive a portion of our performance based compensation. Accordingly, for 2021 we have added revenue growth to our short-term and long-term incentive plans. We have also added ESG factors to the strategic objectives portion of the short-term incentive plan.

●	Short-term incentive plan – In December, the Board approved the 2021 short-term incentive plan, which replaces the prior short-term incentive plan. The 2021 short-term incentive plan will give the Company more flexibility to establish cash incentives in light of the repeal of the performance-based compensation exception to Section 162(m) of the Internal Revenue Code and increases the maximum annual award amount from $5 million to $10 million, which annual limit is prevalent among the companies within our 2021 peer group. Under the 2021 plan, EPS will be weighted 60%, revenue growth will be weighted 20% and strategic objectives will be weighted 20%, with the exception of Scott Hillier whose incentive plan weighting is 40% EPS, 20% revenue growth and 40% store net profit objectives. In addition, we are adding the ESG factors of diversity and inclusion, and employee and customer satisfaction, to the strategic objectives to measure our progress in fulfilling our mission and our values.

●	Long-term incentive plan – EPS will be weighted 75% and revenue growth will be weighted 25%.

[3] A reconciliation to GAAP EPS is found on p. 34 of our 2020 10-K.

Compensation Decision Making Process

The Compensation Committee begins its process of deciding how to compensate Lithia’s named executive officers by considering the competitive market data provided by its independent compensation consultant and the Human Resources Department.

Peer Group and Benchmarking

Our Peer Group is reviewed each year by our independent compensation consultants using an objective and defined methodology that identifies companies reasonably similar to us in terms of industry, industry profile, size, and market capitalization to revenue ratio and profit margins. Below is a list of the companies we include in our Peer Group:4

Symbol	Company Name	Symbol	Company Name
RUSHA	Rush Enterprises, Inc.	PAG	Penske Automotive Group, Inc.
KMX	CarMax Inc.	GPI	Group 1 Automotive, Inc.
MUSA	Murphy USA Inc	HOG.	Harley-Davidson, Inc.
ODP	Office Depot, Inc.	SAH	Sonic Automotive, Inc.
AN	AutoNation, Inc.	ORLY	O'Reilly Automotive Inc.
ABG	Asbury Automotive Group Inc.	AZO	AutoZone, Inc.
AAP	Advance Auto Parts Inc.	DKS	Dick's Sporting Goods Inc.
PAG	Penske Automotive Group, Inc.

How We Use the Peer Group

The positions of our named executive officers were compared to their counterpart positions in our Peer Group, and the compensation levels for comparable positions in the Peer Group were examined for guidance in determining:

•	base salaries;

•	cash awards under our short-term incentive plan; and

•	the amount and mix of equity awards under our long-term incentive plan.

The Compensation Committee approves base salaries, short-term incentive plan awards and long-term incentive awards on a case-by-case basis for each named executive officer, taking into account, among other things, individual and company performance, role expertise and experience and the competitive market, advancement potential, recruiting needs, internal equity, retention requirements, unrealized equity gains, succession planning, and best compensation governance practices. The Compensation Committee does not tie individual compensation to specific target percentiles.

How the Compensation Committee Makes Decisions and Policies

The Compensation Committee has the final responsibility to approve all matters of compensation and benefits for executive officers, and from time to time it seeks input and recommendations from the CEO and the Human Resources Department. The Compensation Committee also meets privately with its independent compensation consultant, and considers the Board’s input and advice, when establishing the CEO’s compensation. Our independent compensation consultant has worked directly with and on behalf of the Compensation Committee to assist the Compensation Committee in satisfying its responsibilities; and will undertake no projects for

[4] Monro, Inc. was removed from the peer group during 2020 because it no longer fit the selection criteria, and will not be used for 2021 decisions.

management except at the approval of the Compensation Committee chair. The Compensation Committee reports to the Board of Directors on the major items covered at each Compensation Committee meeting.

The Compensation Committee assessed the independence of its compensation consultant during 2020 and believes that there are no conflicts of interest. In reaching this conclusion, the Compensation Committee considered applicable SEC rules and regulations and the corresponding New York Stock Exchange independence factors regarding compensation advisor independence.

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to Lithia and to its executives, including Section 162(m) of the Internal Revenue Code, which generally disallows the tax deduction for compensation in excess of $1 million for certain covered individuals.

The Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Therefore, the Committee has approved salaries and other awards for executive officers that were not fully deductible because of Section162(m) and, in light of the repeal of the performance-based compensation exception to Section 162(m), expects in the future to approve additional compensation that is not deductible for income tax purposes.

The Compensation Committee may consider the accounting consequences to Lithia of different compensation decisions and the impact on shareholder dilution. However, neither of these factors by themselves will compel particular compensation decisions.

The Compensation Committee annually grants equity-based long-term incentive awards to executive officers after the close of the prior year and the review and evaluation of each executive officer’s performance. The Compensation Committee’s policy is to generally grant long-term incentive awards only during open trading windows and to establish grant dates in advance, generally establishing those dates near the beginning of each fiscal year.

Executive Compensation Governance Components

Stock Ownership Guidelines

NEOs and non-NEO Vice Presidents are expected to acquire, and hold shares of our Class A common stock with a market value equal to a multiple of their base salary, as indicated in the table below, within (7) seven years of service in their position. Our stock ownership policy more closely aligns the interests of our NEOs with the interests of our shareholders and exposes our NEOs to downside equity performance risk. A Stock Ownership Compliance review is performed quarterly, and a policy reminder is sent to employees on an annual basis.

Position	Multiple of Salary	Years of Service
CEO	5	7
EVP	3	7
SVP	2	7

As of December 31, 2020, all of our executive officers were exceeding the minimum stock ownership requirements.

Recoupment (or “Clawback”) Policy

Compensation paid based on performance, including awards under our short-term and long-term incentive plans, is subject to our recoupment ("clawback") policy. In the event of a restatement of incorrect financial results, this policy enables the Compensation Committee, if it determines appropriate and subject to applicable laws, to seek reimbursement from executive officers of:

1.	cash paid to executive officers under our short-term incentive plan to the degree overpaid based on the restated financial results; and

2.	the incremental shares of Lithia common stock settled for any RSUs in excess of the shares of Lithia common stock that would have been settled for such RSUs based on the restated financial results, or the value of such incremental shares to the extent an executive officer sells any incremental shares.

Anti-Hedging Policy

Our insider trading policy for all employees and our stock ownership policy for executive officers specify that they may not (1) engage in hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or (2) hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan. Securities pledged as of March 15, 2013, however, may continue to be pledged.

Compensation Risk Management

Each year our Compensation Committee reviews whether our compensation policies and practices encourage executives or other employees to take unnecessary or unreasonable risks that could threaten the long-term value of the Company, or that are reasonably likely to have a material adverse effect. The Compensation Committee believes that our practices adequately manage this risk because:

•	we limit the amount of fixed compensation in the form of base salary based on data from our market survey;

•	the primary criteria we use for performance compensation components are "bottom line" measures such as net profit and adjusted earnings per share, which we believe are less susceptible to manipulation for short-term gain than are "top line" measures;

•	cash payments are capped under our short-term incentive plan;

•	the incentive plans for executive management have the flexibility to put weight on Company-wide or divisional performance measures;

•	our short-term incentive plan preserves discretion to permit the Committee to elect not to pay otherwise achieved amounts for any reason;

•	a meaningful component of compensation is long-term incentive plan equity grants with extended vesting periods designed to ensure that our executives value and focus on the Company's long-term performance; and

•	NEOs have equity positions in Lithia and are subject to stock ownership policies, which we believe increases their focus on long-term shareholder value.

Insider Trading Policy

The Company's insider trading policy applicable to all directors and employees prohibits insider trading when the person is aware of material nonpublic information and restricts directors and executive officers and certain other employees determined to have potential access to insider information from trading in Company stock during predetermined closed periods. In addition, executive officers and directors are required to pre-clear any trades.

Compensation Committee Report

The Committee has reviewed and discussed the "Compensation Discussion and Analysis," included elsewhere in this proxy statement, with management, and, based on such review and discussions, the Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this proxy statement and incorporated by reference in Lithia's Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Board of Directors:

David J. Robino (Chair)

Susan O. Cain

Shauna F. McIntyre

Kenneth E. Roberts

Compensation Committee Interlocks & Insider Participation

The following directors served on the Compensation Committee during 2020: David. J. Robino, Susan O. Cain, Shauna F. McIntyre and Kenneth E. Roberts, none of whom was a Company officer or employee during 2020, was formerly a Company officer or had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During 2020, none of our executive officers served as a member of a board of directors or as a member of a compensation committee of any entity that has one or more executive officers serving as a member on our Board or any committee of our Board.

Summary Compensation Table

The following table provides certain information concerning compensation for each of our 2020 NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Bryan B. DeBoer	2020	1,106,000	3,856,830	2,996,000	85,338	206,243	8,250,411
President and Chief Executive Officer	2019	1,106,000	3,295,024	2,846,200	54,251	9,341	7,310,816
	2018	1,020,000	2,844,474	1,530,000	22,350	47,570	5,464,394
Tina H. Miller (4)	2020	384,000	299,596	384,000	4,726	55,699	1,128,022
Chief Financial Officer	2019	287,500	484,846	273,500	2,002	13,367	1,061,215
Christopher S. Holzshu	2020	720,000	1,179,721	1,440,000	35,143	105,290	3,480,154
Chief Operating Officer	2019	693,000	1,021,011	1,187,500	21,887	8,388	2,931,786
	2018	600,000	967,107	600,000	9,017	30,752	2,206,876
Scott A. Hillier	2020	500,000	589,861	770,000	34,127	66,688	1,960,676
Senior Vice President of Operations	2019	490,000	603,366	750,750	22,210	9,786	1,876,112
	2018	468,000	603,991	332,691	9,150	26,510	1,440,342
Thomas M. Dobry	2020	402,000	399,316	568,000	10,096	60,910	1,440,323
Chief Marketing Officer	2019	390,000	408,448	532,000	5,611	10,404	1,346,463

(1)	These amounts reflect the grant date fair value for performance and time-vesting RSUs granted in the year, computed in accordance with FASB ASC Topic 718 and excluding any estimated forfeitures. These amounts are not paid to or realized by the executive. If the maximum level of performance were achieved for the awards granted in 2020, the grant date value for those awards would be $5,785,245 for Mr. DeBoer, $449,394 for Ms. Miller, $1,769,582 for Mr. Holzshu, $884,791 for Mr. Hillier, and $598,974 for Mr. Dobry. For each type of RSU award, the attainment levels used in the calculation of the grant date fair value was based on the probable outcomes at the time of grant. For a more detailed discussion of the assumptions used to determine the grant date fair values and other related information, see Notes 1 and 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(2)	These amounts are the above-market interest earned in the applicable year on contributions to our Executive Management Non-Qualified Deferred Compensation and SERP.
(3)	All Other Compensation in 2020 consisted of the following:
Name		401(k) Match ($)		Insurance Premiums(a) ($)	Contributions to Nonqualified Deferred Compensation Plan ($)		Total ($)
Bryan B. DeBoer		1,375		4,868	200,000		206,243
Tina H. Miller		1,375		4,324	50,000		55,699
Christopher S. Holzshu		1,375		3,915	100,000		105,290
Scott A. Hillier		1,375		5,313	60,000		66,688
Thomas M. Dobry		1,375		4,535	55,000		60,910
(a)	Insurance premiums include amounts paid by us on behalf of the executive for short-term disability insurance, long-term disability insurance, long term care insurance and life insurance policies.

(4)	Ms. Miller become CFO in August 2019.

Grants of Plan-Based Awards Table for 2020

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares) (3)			Grant Date Fair Value of Stock and Option Awards (4) ($)
Name	Grant Date (1)	Compensation Committee Action Date	Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bryan B. DeBoer	1/1/2020	12/18/2019	374,500	1,498,000	2,996,000	13,440	26,880	40,320	3,856,830
Tina H. Miller	1/1/2020	12/18/2019	48,000	192,000	384,000	1,044	2,088	3,132	299,596
Christopher S. Holzshu	1/1/2020	12/18/2019	180,000	720,000	1,440,000	4,111	8,222	12,333	1,179,721
Scott A. Hillier	1/1/2020	12/18/2019	96,250	385,000	770,000	2,056	4,111	6,167	589,861
Thomas M. Dobry	1/1/2020	12/18/2019	71,000	284,000	568,000	1,392	2,783	4,175	399,316
(1)	The Compensation Committee establishes the performance criteria and applicable achievement percentages. (See the discussion under "Performance Bonus” above).
(2)	See paragraph below for discussion related to Target amounts.
(3)	Performance and time-vesting RSU award, which includes a performance condition and a continuing service condition.
(4)	These amounts reflect the grant date fair value for awards granted under the 2013 Amended and Restated Stock Incentive Plan. The attainment level used to calculate the grant date fair value for the performance and time-vesting grants was 100% based on the probable outcome at the time of grant. For a more detailed discussion of the assumptions used to determine the grant date fair value and other related information, see Notes 1 and 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

The amounts shown under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent the threshold, target and maximum amounts payable under the Cash Bonus Performance Plan. The actual amount paid for 2020 is included in the "Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The Cash Short-Term Incentive Plan is structured such that the total amount earned each period is tied directly to our performance for the period. To see the performance criteria used in 2020 and for additional discussion about the Short-Term Incentive Plan, see "Compensation Discussion and Analysis – 2020 Compensation Program Design & Results - Short-Term Incentive Plan” above.

The amounts shown under Estimated Future Payouts Under Equity Incentive Plan Awards represent the threshold, target and maximum amounts payable pursuant to performance and time-based restricted stock units granted under our Stock Incentive Plan and are subject to forfeiture depending on whether we achieve specified performance criteria and the executive’s continued employment over a four-year period. To see the performance criteria used for the 2020 grants and for additional discussion about the awards, see Compensation Discussion and Analysis - 2020 Executive Compensation Program Design & Results – Long-Term Incentive Plan.”

Outstanding Equity Awards at Fiscal Year End 2020

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2020:

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)		Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bryan B. DeBoer	1/12/2017	9,188	(4)	2,689,052	—	—
	1/1/2018	17,168	(5)	5,024,559	—	—
	1/1/2019	67,728	(6)	19,821,954	—	—
	1/1/2020	40,320	(7)	11,800,747	—	—
Tina H. Miller	1/12/2017	147	(4)	43,022	—	—
	10/1/2017	24	(4)	7,024	—	—
	1/24/2018	390	(5)	114,141	—	—
	1/1/2019	1,272	(6)	372,276	—	—
	8/1/2019	4,029	(6)	1,179,167	—	—
	1/1/2020	3,132	(7)	916,642	—	—
Christopher S. Holzshu	1/12/2017	3,675	(4)	1,075,562	—	—
	1/1/2018	5,837	(5)	1,708,315	—	—
	1/1/2019	20,987	(6)	6,142,265	—	—
	1/1/2020	12,333	(7)	3,609,499	—	—
Scott A. Hillier	1/12/2017	2,131	(4)	623,680	—	—
	1/1/2018	3,646	(5)	1,067,075	—	—
	1/1/2019	12,402	(6)	3,629,693	—	—
	1/1/2020	6,167	(7)	1,805,189	—	—
Thomas M. Dobry	1/12/2017	1,230	(4)	359,984	—	—
	1/1/2018	2,289	(5)	669,922	—	—
	1/1/2019	8,396	(6)	2,457,257	—	—
	1/1/2020	4,175	(7)	1,222,190	—	—
(1) All shares are related to restricted stock units subject to time-vesting restrictions.
(2) Assumes a stock price of $292.67, the closing price of our common stock on December 31, 2020.
(3) All shares are related to restricted stock units subject to performance conditions and time-vesting restrictions.
(4) Vests 100% on January 1, 2021.
(5) Vests 50% on January 1, 2021 and 50% on January 1, 2022.
(6) Vests 33% on January 1st 2021 and 2022, and 34% on January 1, 2023.
(7) Vests 33% on January 1st 2022 and 2023, and 34% on January 1, 2024.

Stock Vested for 2020

The following table summarizes shares acquired on vesting of RSUs during 2020 for each NEO:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Bryan B. DeBoer	20,545	$3,020,115.00
Tina H. Miller	432	$63,504.00
Christopher S. Holzshu	7,781	$1,143,807.00
Scott A. Hillier	4,633	$681,051.00
Thomas M. Dobry	2,727	$400,869.00

(1) Equals the value of the shares acquired based on the closing price of our common stock on the vesting date.

Non-Qualified Deferred Compensation for 2020

The table below reflects the contributions, earnings, withdrawals and distributions during 2020 and the account balances as of December 31, 2020 for each NEO under our Non-Qualified Deferred Compensation and SERP.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Bryan B. DeBoer	711,550	200,000	245,636	—	5,146,457
Tina H. Miller	—	50,000	6,535	—	$134,276
Christopher S. Holzshu	—	100,000	48,593	—	$998,404
Scott A. Hillier	—	60,000	47,188	—	$969,530
Thomas M. Dobry	—	55,000	13,960	—	$286,832
(1) The executive contribution amounts in this column are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(2) The registrant contribution amounts in this column are included in the All Other Compensation columns of the Summary Compensation Table above.
(3) A portion of these amounts are related to above-market earnings on compensation that is deferred and is reported in Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table above.

Our Non-Qualified Deferred Compensation and SERP permits us to contribute awards for participants that will have received a deferred payout. Under this plan, senior executives may defer receipt of portions of their compensation (up to 50% of base salary, and 100% of variable compensation) in any given year, with all deferred amounts earning interest at an annual rate set by the Compensation Committee. (See "Compensation Discussion and Analysis – Compensation Components").

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination of Employment

In certain circumstances, such as in connection with succession planning or the death or disability of our senior executive officers, it is appropriate to provide severance payments, accelerated vesting of RSUs and certain other limited payments to those executives.

Benefits payable to NEOs upon death, disability or retirement

For all RSUs granted to NEOs in 2020, if the NEO becomes disabled while employed by us, the RSUs continue to vest as scheduled for so long as the NEO remains disabled. If death or qualified retirement occurs, the RSUs continue to vest as in accordance with their terms. For all SERP contributions granted to NEOs in 2020, if the NEO becomes disabled or passes away while employed by us, the contribution becomes 100% vested. If qualified retirement occurs, the contributions will continue to vest as in accordance with their terms. A qualified retirement means the NEO voluntarily terminates employment and is at least 55 years of age and has completed 10 years of service at the time of such termination and as of December 31, 2020, only Mr. Hillier satisfied such requirements.

The following table sets forth the estimated benefits that would have been payable to our NEOs who were in office at the end of the year under the RSUs and Non-Qualified Deferred Compensation and SERP Plan (taking into account all outstanding and unvested awards) if each NEO’s employment had been terminated on December 31, 2020 because of death, disability, or qualified retirement and the price per share of our common stock is the closing market price on that date of $292.67.

Name	Death ($)	Disability ($)	Retirement ($)
Bryan B. DeBoer	25,735,469	39,838,636	-
Tina H. Miller	1,716,848	2,692,575	-
Christopher S. Holzshu	8,354,089	12,761,135	-
Scott A. Hillier	5,011,453	7,310,377	3,814,348
Thomas M Dobry	3,283,049	4,812,358	-

Potential Payments Upon Change in Control

Change in Control and Severance Agreements

Lithia believes our executives should be appropriately compensated if the completion of a change in control transaction results in a loss of their job, and that providing severance payments, accelerating the vesting of RSUs and certain other limited payments mitigate executives’ potential personal concerns and appropriately align their interests with those of our shareholders in the context of a potential change in control transaction. Each of our CEO, Executive Vice President, Senior Vice Presidents and Vice Presidents has a change in control agreement with the Company.

If we are facing a potential change in control transaction and the proposed transaction would likely negatively affect one or more of our senior executives, we believe it is risky to assume that those senior executives will work against their financial interest, even if the proposed transaction would be in the best interest of our shareholders. We believe that, in such case, our executives should not be motivated by financial self-interest but rather should be appropriately compensated if the completion of the transaction results in a loss of their job. Accordingly, we believe that providing "double-trigger" severance payments, accelerating the vesting of RSUs and certain other limited payments are an appropriate means of achieving alignment between the interests of our senior executives and our shareholders in the context of a potential transaction that would result in a change in control.

Change in Control Agreements

We are party to double-trigger Change in Control Agreements with Bryan B. DeBoer, Tina H. Miller, Christopher S. Holzshu, Scott A. Hillier, and Thomas M. Dobry. Under those agreements, if, after a change in control, the executive is terminated without cause or resigns for good reason, each as defined below, we will pay the executive:

Employee	Title	Salary	Bonus	Time Vested RSU	1-Year Performance RSU's	Long-Term Performance RSU
Bryan B. DeBoer	President and Chief Executive Officer	24 months	2 years	Accelerated vesting	Accelerated vesting based on previous 3 years average	Accelerated vesting at highest level
Tina H. Miller	Senior Vice President and Chief Financial Officer	24 months	2 years	Accelerated vesting	Accelerated vesting based on previous 3 years average	Accelerated vesting at highest level
Christopher S. Holzshu	Executive Vice President and Chief Operating Officer	24 months	2 years	Accelerated vesting	Accelerated vesting based on previous 3 years average	Accelerated vesting at highest level
Scott A. Hillier	Senior Vice President of Operations	24 months	2 years	Accelerated vesting	Accelerated vesting based on previous 3 years average	Accelerated vesting at highest level
Thomas M Dobry	Senior Vice President and Chief Marketing Officer	24 months	2 years	Accelerated vesting	Accelerated vesting based on previous 3 years average	Accelerated vesting at highest level
Continuing Change in Control Benefits	Continuing long-term care insurance premiums for 24 months after the separation date; and continuing health insurance benefits until the earlier of (a) 18 months after the separation date, (b) the full COBRA period required by law or (c) when the executive becomes eligible for employer-sponsored health insurance from a subsequent employer.

The Change in Control Agreements also contain non-solicitation, non-competition and non-disparagement provisions, but (i) those provisions are dependent on the executive electing to receive the change in control benefits identified above and (ii) the Company’s remedy if the executive violates the non-competition provisions is limited to causing the executive to forfeit profit sharing or other bonus compensation that has not yet been paid to the executive, excluding any equity awards awarded before January 1, 2017. If applicable, the non-solicitation and non-competition provisions are effective for two years following the date of the executive’s separation from service with us. If applicable, the non-disparagement provision is effective for three years from that date. The Change in Control Agreements also contain provisions regarding non-disclosure (for three years from the date of the executive’s separation from service) and assignment of interest in all creative works that are not dependent on the executive receiving any change in control benefits under the agreement.

Under the Change in Control Agreements:

•	a "Change in Control” occurs if: (A) the Company merges or consolidates with another entity and, as a result, less than 50% of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were the holders of the Company’s voting securities immediately before the merger or consolidation; (B) any person, entity, or group of persons or entities, other than through merger or consolidation, acquires 50% or more of the total fair market value or total voting power of the Company’s outstanding stock (excluding such a change through the transfer of the Company’s outstanding stock or interests in Lithia Holding to the Sidney B. DeBoer Trust or the election of Bryan DeBoer or the Sidney B. DeBoer Family Trust as the manager of Lithia Holding) or acquires substantially all of the Company’s assets; (C) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company (excluding such a change through the transfer of the Company’s outstanding stock or interests in Lithia Holding to the Sidney B. DeBoer Trust or the election of the Sidney B. DeBoer Family Trust as the manager of Lithia Holding); or (D) a majority of the members of the Company’s Board of Directors are removed from office by a vote of the Company’s shareholders over the recommendation of our Board or replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election;

•	"Cause” for termination of employment means any one or more of the following: (A) willful misfeasance, gross negligence or conduct involving dishonesty in the performance of the executive’s duties, as determined by our Board of Directors; (B) conviction of a crime in connection with the executive’s duties or any felony; (C) conduct significantly harmful to the Company, as reasonably determined by our Board of Directors, including but not limited to intentional violation of law or of any significant policy or procedure of the Company; (D) refusal or failure to act in accordance with a stipulation, requirement or directive of our Board of Directors (provided such directive is lawful); or (E) failure to faithfully or diligently perform any of the duties of the executive’s employment which are specified in the Change in Control Agreement, articulated by our Board of Directors, or are usual and customary duties of the executive’s employment if the executive has not corrected the problem or formulated a plan for its correction with our Board (if such failure is not susceptible to immediate correction) within 30 days after notice to the executive; and

•	"Good Reason” for an executive’s resignation means (A) any one or more of the following occurs without the executive’s consent: (1) a material diminution of the executive’s base compensation (unless consistent with an across-the-board pay reduction for all senior management and not in excess of 20%); (2) a material change in the geographic location at which the executive must perform services for the Company; (3) a material diminution in the executive’s authority, duties or responsibilities, or (4) any action or inaction by the Company that constitutes a material breach of the Change in Control Agreement; (B) the executive provides notice to the Company of the existence of the condition within 90 days of the initial existence of the condition; (C) the Company has 30 days following receipt of such notice to remedy the condition and fails to do so; and (D) the executive resigns within twelve months of such event occurring. For purposes of clause (A)(3) of the previous sentence, whether a material diminution in the executive’s authority has occurred shall be determined in part by comparing the authority and positions of the persons to whom the executive directly reports immediately prior to the Change in Control or the announcement of the Change in Control with the authority and positions of the persons to whom the executive directly reports immediately after the claimed diminution in the executive’s authority. For example, if the executive was the CEO of the Company before the Company was acquired by a competing business, a material diminution in the CEO’s authority would include, but not be limited to, the CEO not serving as the CEO of the consolidated competing business after its acquisition of the Company.

Notwithstanding the provision for change in control benefits in the Change in Control Agreements, each Change in Control Agreement contains a provision stating that if any benefit payable by us to the executive, including, without limitation, the change in control benefits specified in the agreement, would constitute an "excess parachute payment” as defined in Section 280G of the Internal Revenue Code, those benefits shall be reduced to the largest amount that will result in no portion of the benefits being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. While the executive may select which particular benefits will be reduced to comply with this provision, the determination of the amount of reduction in the benefits required is made by mutual agreement of us and the executive and, if no agreement is possible, by our independent registered public accountants.

Non-Qualified Deferred Compensation and SERP Plan

Under our Non-Qualified Deferred Compensation and SERP Plan, discretionary benefits contributed to a participant’s account by us fully vest upon a change in control, as defined under Code Section 409A or Treasury Regulations issued thereunder, even if the NEO’s employment is not terminated. Vested discretionary benefits are paid to a participant in an annual installment method over ten years.

Quantitative Disclosure of Payments Upon Termination or Change in Control

The following table provides quantitative disclosure of estimated payouts to our continuing NEOs assuming a change in control and associated triggering events occurred under the Change in Control Agreements and provisions that existed on December 31, 2020, and the price per share of our common stock is the closing market price of $292.67 on that date. The amounts listed in the table below are in addition to benefits generally available to our employees upon termination of employment, such as distributions from the 401(k) plan and accrued vacation.

Name	Current Annual Salary ($)	Severance Payments(1) ($)	Severance Related Benefits(2) ($)	Value of Stock Awards That Would Vest(3) ($)	Value of Long- Term Incentive Benefits that Would Vest(4) ($)	Additional Payment under Short-Term Incentive Plan(5) for 2020 ($)	Total ($)
Bryan B. DeBoer	1,106,000	2,212,000	23,946	38,005,400	502,375	5,992,000	46,735,720
Tina H. Miller	384,000	768,000	56,083	2,528,897	60,301	768,000	4,181,281
Christopher S. Holzshu	720,000	1,440,000	19,488	12,128,434	225,630	2,880,000	16,693,552
Scott A. Hillier	500,000	1,000,000	16,922	6,922,136	184,655	1,540,000	9,663,713
Thomas M. Dobry	402,000	804,000	10,184	4,571,464	103,058	1,136,000	6,624,706
(1)	Payable in 24 monthly installments.
(2)	Based on current cost of providing 18 months (the full COBRA period) of COBRA benefits for our NEOs.
(3)	Payable by delivery of shares of Lithia stock immediately following a change in control.
(4)	Payable in equal annual installments over 10 years. The value of the long-term incentive is based on the unvested value of those benefits, calculated as of December 31, 2020 and would be payable even if the NEO’s employment was not terminated.
(5)	Payable in a lump sum immediately following a change in control. Amounts are in addition to amounts reported in the Summary Compensation Table under "Non-equity Incentive Plan.”

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, Lithia provides information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer (the "CEO”):

We identified the median of the annual total compensation of all our employees using the annualized base salary and expected bonus, as of December 31, 2020, plus any equity awards and long-term incentives granted in 2020 for all individuals, excluding the CEO, who were employed by us during 2020 (total compensation was annualized for employees not employed for the full year). After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO compensation.

For 2020, our last completed fiscal year:

•	the annual total compensation of the employee identified at median of our company (other than the CEO), was $47,629; and

•	and the annual total compensation of the CEO was $8,250,411.

Based on this information, for 2020, the ratio of the annual total compensation of Bryan DeBoer, our Chief Executive Officer, to the median of the annual total compensation of all employees was estimated to be 173 to 1.

PROPOSAL NO. 1

Election of Directors

Our Board of Directors has nominated each of the following persons for election as a director:

Nominee Name	Age	Has Been a Director Since/(During)	Independent
Sidney B. DeBoer	77	1968
Susan O. Cain	66	2009	Yes
Bryan B. DeBoer	54	2008
Shauna F. McIntyre	49	2019	Yes
Louis P. Miramontes	66	2018	Yes
Kenneth E. Roberts	76	2012	Yes
David J. Robino	61	2016	Yes

Term

If elected, each nominee will hold office until the next annual meeting or until his or her successor is elected and qualified.

Election by Majority Vote

To be elected, the number of votes cast "for” a director’s election must exceed the number of votes cast "against” that director. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling to serve, proxies may be voted for another person nominated by our Board of Directors.

Biographical Information on our Nominees

Our Board of Directors believes that the combination of the qualifications, skills and experiences of the nominees will contribute to an effective and well-functioning Board. Our Board of Directors and the Nominating and Governance Committee believe that individually, and as a group, the nominees possess the necessary qualifications to provide for future oversight of our business consistent with their fiduciary duties to shareholders. Included in each director nominee’s biography, above, is a description of the experience, skills and attributes of each nominee.

Our Board of Directors unanimously recommends a vote FOR each of the nominees named above.

PROPOSAL NO. 2

Advisory vote to approve the compensation of our named executive officers

We are asking shareholders to approve the following advisory resolution to approve the compensation of our named executive officers reported in this proxy statement:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and related tables, notes and narrative discussion in the Proxy Statement for the Company’s 2021 Annual Meeting of Shareholders, is approved.

The advisory vote, which is required by Section 14A of the Securities Exchange Act of 1934, is a vote to approve or disapprove the overall compensation package of our executive officers and not any one specific element of the compensation package or on the compensation received by any one person. The advisory vote is non-binding. However, the Compensation Committee and Board will review and consider the results of the advisory vote when making future decisions about executive compensation. Because we typically determine annual compensation before the advisory vote on the prior year’s compensation is cast, however, if we determine to make a change in our practices based on shareholder feedback, there may be a delay in implementing those changes.

We urge shareholders to read the detailed information about our compensation philosophy and objectives included in Compensation Discussion and Analysis ("CD&A”), above, which provides context for the Summary Compensation Table and related information. As discussed in the CD&A, we believe our compensation programs align the interests of our executives and our shareholders, help us attract and retain experienced executive talent, and focus our executives on performance and achievement of our short-, mid- and long-term strategic goals and objectives. We believe the overall compensation paid in 2020 was appropriate, particularly considering our financial results in 2020.

After the 2021 Annual Meeting, our next advisory vote on named executive officer compensation will occur at our 2022 Annual Meeting of Shareholders.

Vote Required

The votes that shareholders cast "for” must exceed the votes that shareholders cast "against” to approve, on an advisory basis, the compensation of our named executive officers.

Our Board of Directors unanimously recommends a vote FOR the advisory resolution to approve the compensation of our named executive officers.

PROPOSAL NO. 3

Ratify the appointment of KPMG LLP as our Independent Registered
Public Accounting Firm for the Year Ending December 31, 2021

We Engaged KPMG After a Rigorous Review Process

The Audit Committee of our Board of Directors has appointed KPMG, LLP, independent registered public accountants, as auditor for the year ending December 31, 2021. As the Company’s independent auditor, KPMG is responsible to audit, and express an opinion on, our financial statements and our internal control over financial reporting and to discuss with our Audit Committee certain required matters and other matters deemed appropriate.

KPMG has served as the Company’s independent registered public accounting firm continuously since 1993. Before reappointing KPMG as the Company’s independent auditor for 2021, the Audit Committee carefully considered KPMG’s qualifications as an independent registered public accounting firm. This included a review of KPMG’s performance in prior years, its knowledge of the Company and its operations as well as its reputation for integrity and competency in the fields of accounting and auditing.

The Audit Committee believes that retaining KPMG again in 2021 is in the best interests of the Company and its shareholders, and therefore the Audit Committee requests that shareholders ratify the appointment. If the appointment of the independent registered public accounting firm is not ratified by shareholder vote, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of KPMG. A representative of KPMG is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of his or her firm if such representative desires, and will be available to respond to appropriate shareholder questions. KPMG served as the Company’s independent accountants for the year ended December 31, 2020, and reported on the Company’s consolidated financial statements for that fiscal year.

The Audit Committee believes that, if handled properly, there are numerous benefits of a long-term independent auditor relationship, including:

HIGHER AUDIT QUALITY: Through 28 years of experience with the Company KPMG has gained institutional knowledge of and deep expertise regarding our operations and primary business segments, accounting policies and practices and internal controls over financial reporting;

EFFICIENT FEE STRUCTURE: KPMG’s aggregate fees are competitive with peer companies because of KPMG’s familiarity with the Company and industry expertise; and

AVOIDANCE OF DISRUPTION: Onboarding a new independent auditor requires a significant time and cost commitment that could distract from management’s and the Audit Committee’s focus on financial reporting and internal controls.

The Company and the Audit Committee are also aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, there are safeguards for auditor independence, including:

AUDIT COMMITTEE OVERSIGHT: The Audit Committee’s oversight includes regular private sessions with KPMG, discussions with KPMG regarding the scope of its audit, an annual evaluation when determining whether to engage KPMG, and direct involvement by the

Audit Committee and its Chair in the periodic transition to a new lead engagement partner in connection with the mandatory five-year rotation of that position;

LIMITS ON NON-AUDIT SERVICES: The Audit Committee pre-approves audit and permissible non-audit services to be performed by KPMG in accordance with its pre-approval policy; and

REGULATORY FRAMEWORK: Because KPMG is an independent registered public accounting firm, it is subject to PCAOB inspections, peer reviews and PCAOB and SEC oversight.

Fees Paid to KPMG LLP Related to Fiscal Years 2020 and 2019

	2020 ($)	2019 ($)
Audit Fees	1,787,000	1,804,000
Audit-Related Fees	240,000	136,600
Tax Fees	2,911	22,535
All Other Fees	1,780	1,780
	2,031,691	1,964,915

Audit fees for 2019 and 2020 consist of fees for professional services rendered for the annual audit of our consolidated financial statements and internal control over financial reporting, reviews of our interim consolidated financial statements included in quarterly reports, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including relating to the SEC. Audit-related fees for 2020 are due primarily to comfort letters associated with an at-the-market offering, a bond issuance and an equity issuance during the year. Audit-related fees for 2019 were due primarily to a comfort letter associated with a bond issuance.

Tax fees and all other fees were related to miscellaneous services during the years presented.

Pre-Approval Policies

Except as permitted under federal law and SEC rules, all audit and non-audit services performed by KPMG, and all audit services performed by other independent registered public accounting firms, must be pre-approved by the Audit Committee. All projects reflected in the foregoing table were pre-approved by the Audit Committee. KPMG may not perform for us any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including any bookkeeping or related services, information systems consulting, internal audit outsourcing, legal services and management or human resources functions. Non-audit services and fees are evaluated by the Audit Committee in assessing the auditor’s independence.

Vote Required

The votes that shareholders cast "for” must exceed the votes that shareholders cast "against” on this matter to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021.

Our Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the appointment KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021.

Audit Committee Report

The Audit Committee reports to the Board of Directors and is responsible for assisting the Board in fulfilling its oversight responsibilities relating to: (a) the preparation and integrity of the Company’s financial statements; (b) the engagement of the independent registered public accounting firm, the annual evaluation of their performance, qualifications and independence, and negotiation of fees; (c) the implementation and evaluation of the Company’s internal accounting and financial controls, procedures and policies; and (d) the compliance with certain legal and regulatory requirements, including programs and policies established by management or our Board of Directors. The Audit Committee is composed solely of independent directors. The Audit Committee regularly reviews financial information contained in the Company’s quarterly earnings releases, and reviews the appropriateness of non-GAAP financial measures disclosed by the Company. The current Audit Committee charter is available on our website at www.lithiamotors.com.

In discharging our responsibilities, we have met with the Company’s management and its independent registered public accounting firm, KPMG LLP, to review the Company’s accounting functions and the audit process. We have also met regularly with the Company’s Senior Manager of Internal Audit to review the nature and extent of the Company’s internal controls, the review procedures performed by internal audit regarding such controls and the frequency and results of such reviews. In each case, we discussed the consideration of increased remote work environments and the potential impact of Covid-19 on internal controls. We note that follow up procedures are in place to monitor any corrective actions that have been recommended.

Selection of KPMG as our Auditor

The Audit Committee selects, oversees and evaluates the performance of the independent auditor. In selecting KPMG as our independent auditor, the Audit Committee considered that KPMG has been our auditor for 28 years, KPMG’s global reach and auto retail industry expertise. The Audit Committee also utilized the Center for Audit Quality’s External Auditor Assessment Tool to assist in evaluating KPMG as our independent auditor. This tool is used annually by the Audit Committee.

Consistent with requirements, the audit partner and concurring review partner rotate at least every five years. A new lead partner rotated on in 2017. The Audit Committee selects the lead partner.

Audit Committee Actions

We hereby report that the Audit Committee has:

1. Reviewed and discussed with management and the Company’s independent registered public accounting firm, KPMG LLP, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the 2020 fiscal year;

2. Discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

3. Received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG its independence and any relationships that may impact their objectivity and independence.

We also discussed and reviewed the results of the independent registered public accounting firm’s audit of the Company’s financial statements, the quality and adequacy of the Company’s internal control over financial reporting, and issues relating to auditor independence. In addition, we discussed and reviewed the identification of any critical audit matters with management and with KPMG throughout the year.

Based on our review and discussions with the Company’s management and independent registered public accountants, we recommended to our Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Submitted by:

Susan O. Cain (Chair)

Shauna F. McIntyre

Louis P. Miramontes

David J. Robino

PROPOSAL NO. 4

Approve an Amendment and Restatement of Our Restated Articles of Incorporation to Eliminate References to Our Class B Common Stock, Class A Common Stock and Series M Preferred Stock, and to Reclassify our Class A Common Stock as Common Stock.

We are asking shareholders to approve an amendment and restatement of our Restated Articles of Incorporation (the “Articles”) to (a) eliminate provisions relating to (i) our Class B Common Stock, in connection with the automatic conversion of all issued and outstanding shares of Class B Common Stock into shares of Class A Common Stock, and (ii) our Series M -2002 Preferred Stock and Series M-2003 Preferred Stock (together, the “Series M Preferred Stock”), of which no shares remain outstanding, (b) add a provision to automatically reclassify each issued and outstanding share of Class A Common Stock as one (1) share of Common Stock, and (c) replace references to our Class A Common Stock with references to our Common Stock to reflect the automatic reclassification of the Class A Common Stock as Common Stock. You should read carefully the proposed amendment and restatement of our Articles attached as Appendix 1 to this proxy statement (the “Amended and Restated Articles”) before you decide how to vote. In order to facilitate review by our shareholders, Appendix 1 is marked to reflect all changes to be made as a result of this Proposal 4 to our existing Articles.

If this Proposal No. 4 is approved by our shareholders, we intend to promptly file the Amended and Restated Articles with the Secretary of State of the State of Oregon, subject to the right of our Board of Directors to abandon the filing of the Amended and Restated Articles, as described in more detail below.

Reasons for the Amendment and Restatement

Currently, Section 4(c) of Article III of the Articles provides that each share of Class B Common Stock outstanding on the record date for any annual meeting of shareholders will automatically convert into one (1) share of Class A Common Stock if the number of shares of Class B Common Stock then outstanding is less than one percent (1%) of the aggregate number of shares of Class B Common Stock and Class A Common Stock then outstanding (the “Conversion Threshold”), as determined by the Secretary of the Company.

In connection with his Transition Agreement, Sidney B. DeBoer, our founder, chairman and only beneficial owner of our Class B Common Stock, agreed to cause all of his remaining shares of Class B common stock to be converted into shares of Class A common stock on or before December 31, 2025. Effective on February 23, 2021, and well in advance of the 2025 deadline, Mr. DeBoer converted all remaining shares of Class B Common Stock to Class A Common Stock.

As a result of the conversion noted above there are no longer any shares of Class B Common Stock issued and outstanding, we have no plans to issue any of the 25,000,000 authorized shares of Class B Common Stock in the future and our capital structure consists of a single class of common stock. Similarly, there are no shares of Series M Preferred Stock currently outstanding and we have no plans to issue any shares of our Series M Preferred Stock in the future. Our Board of Directors believes that our Articles as currently in effect may confuse shareholders, the investing public and other third parties because of references to our Class B Common Stock, Class A Common Stock and Series M Preferred Stock. Among other things, eliminating these references will help to prevent any mistaken belief on the part of the investing public or others who report on or follow our publicly-traded equity securities that we may have another outstanding class of common equity or outstanding preferred equity.

Provisions proposed to be added or eliminated, as applicable, relate to, among other things:

a.	authorization of Class B Common Stock;
b.	rights of Class B Common Stock;
c.	restrictions on transfer of Class B Common Stock;
d.	conversion of Class B Common Stock;
e.	automatic reclassification of Class A Common Stock as Common Stock;
f.	authorization of Series M Preferred Stock;
g.	rights of Series M Preferred Stock;
h.	redemption of Series M Preferred Stock;
i.	conversion of Series M Preferred Stock; and
j.	Series M Preferred Stock protective provisions.

We do not intend this proposal to make any substantive change to our Articles (except to reflect the conversion and elimination of Class B Common Stock, the reclassification of Class A Common Stock and the elimination of Series M Preferred Stock). Adoption of this Proposal No. 4 will have no effect upon the future operations or capital structure of the Company.

Conditions Precedent to Effectiveness of the Amendment and Restatement

The effectiveness of the proposed Amended and Restated Articles is conditioned upon each of the following:

a.	Approval of the proposal to amend and restate the Articles by a majority of the votes represented by all outstanding shares of our capital stock; and
b.	The filing of the Amended and Restated Articles with the Secretary of State of the State of Oregon.

Reservation of Rights by Our Board of Directors

Our Board of Directors reserves the right to abandon the adoption of the amendment and restatement without further action by our shareholders at any time before the filing of the Amended and Restated Articles with the Oregon Secretary of State, even if the proposal has been approved by the shareholders at the annual meeting and all other conditions to such adoption have been satisfied. Although the Board of Directors does not anticipate exercising its rights to abandon the proposal to amend and restate the Articles nor does it contemplate specific events that would trigger abandonment, the Board of Directors will defer or abandon the proposed amendment and restatement if, in its business judgment, the proposal is no longer in the best interests of the Company or its shareholders. By voting in favor of the proposal to amend and restate the Articles, you will also be expressly authorizing the Board of Directors not to proceed with, and abandon, such proposal if it should decide to do so.

Vote Required

A majority of the votes represented by all outstanding shares of our capital stock must be voted “for” this Proposal No. 4 to amend and restate the Articles.

Our Board of Directors unanimously recommends that the shareholders vote FOR the amendment and restatement of our Restated Articles to eliminate references to our Class B Common Stock, Class A Common

Stock and Series M Preferred Stock, and to reclassify our Class A Common Stock as Common Stock.

ADDITIONAL OWNERSHIP

INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 26, 2021 (unless otherwise noted in the footnotes to the table), certain information with respect to ownership of our common stock of (i) persons known by us to be beneficial owners of more than 5% of any class of our common stock, (ii) each director, (iii) each named executive officer, and (iv) all current executive officers, directors, and director nominees as a group. Except as noted below, the address of each shareholder in the table is Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

Beneficial Owner	Class A Shares Beneficially Owned (1) (#)	Percent Owned
Blackrock, Inc (2)	3,037,362	11.6%
55 East 52nd Street; New York, NY 10055
The Vanguard Group (3)	2,287,428	8.8%
100 Vanguard Blvd; Malvern, PA 19355
Abrams Capital Management, LP (4)	2,351,068	9.0%
222 Berkeley St, 21st Floor; Boston, MA 02116
Lithia Holding Company, LLC(5)	200,000	*
Sidney B. DeBoer(5) (6)	278,036	1.0%
Bryan B. DeBoer(7)	245,870	*
Tina H. Miller(8)	9,041	*
Christopher S. Holzshu(9)	60,214	*
Scott A. Hillier(10)	60,093	*
Thomas M. Dobry(11)	19,374	*
Susan O. Cain(12)	12,755	*
Shauna F. McIntyre(13)	1,840	*
Louis P. Miramontes(14)	3,920	*
Kenneth E. Roberts(15)	96,329	*
David J. Robino(16)	7,752	*
George N. Hines(17)	5,716	*
David G. Stork(18)	1,115	*
All current executive officers and directors as a Group (13 persons)(19)	802,055	3.0%
* Less than one percent

(1)	The Class A common stock is entitled to one vote per share. While Class B common stock would be entitled to 10 votes per share and would be convertible into Class A common stock on a one-for-one basis at the option of the holder thereof, or under certain other circumstances, there are no Class B common stock currently outstanding.
(2)	Beneficial ownership as of December 31, 2020 as reported by BlackRock Inc. in a Schedule 13G/A filed on January 27, 2021. The Schedule 13G/A reports sole voting power with respect to 2,984,585 shares and sole dispositive power with respect to 3,037,362 shares.
(3)	Beneficial ownership as of December 31, 2020 as reported by The Vanguard Group in a Schedule 13G/A filed on February 10, 2021. The Schedule 13G/A reports shared voting power with respect to 43,182 shares, sole dispositive power with respect to 2,222,573 shares and shared dispositive power with respect to 64,855 shares.
(4)	Beneficial ownership as of December 31, 2020 as reported by Abrams Capital Management, L.P., Abrams Capital Partners II, L.P., Abrams Capital, LLC, Abrams Capital Management, LLC, and David Abrams in a Schedule 13G/A filed on February 12, 2021. The Schedule 13G/A reports shared voting and dispositive power with respect to 2,351,068 shares by Abrams Capital Management, L.P., Abrams Capital Management, LLC, and David Abrams, with respect to 2,189,102 shares by Abrams Capital, LLC, and with respect to 1,941,198 shares by Abrams Capital Partners II, L.P.
(5)	Sidney B. DeBoer is the manager of Lithia Holding and he has the sole voting and investment power with respect to all of the Class A common stock. All of the 200,000 shares of Class A common stock are pledged by Lithia Holding to secure a loan. If the creditors foreclose on those shares of Class A common stock, we could experience a change of control. In March 2013, we adopted changes to our insider trading policy and our stock ownership guidelines to prohibit future pledging and hedging transactions. Existing pledges, including the pledge by Lithia Holding, and pledges under replacement financial arrangements, were grandfathered. (See "Non-Employee Director Stock Ownership Policy; Hedging and Pledging Restrictions” above). All shares held by Lithia Holding are deemed beneficially owned Sidney B. DeBoer. The following table gives tabular information regarding the ownership of Lithia Holding:

Unit Holder	Units Owned (#)	Percent
DeBoer Family LLC	36,264	55.8%
Heimann Family LLC	27,394	42.2%
Bryan B. DeBoer	1,307	2.0%
	64,965	100.0%

(a)	Sidney B. DeBoer is the manager of the DeBoer Family LLC, whose members include Mr. DeBoer and other family members.
(b)	M.L. “Dick” Heimann is the manager of the Heimann Family LLC, whose members include Mr. Heimann and other family members.

(6)	Sidney B. DeBoer has sole voting power with respect to 277,647 shares of Class A common stock and dispositive power with respect to 77,647 shares of Class A common stock.
(7)	Bryan B. DeBoer has sole voting and dispositive power with respect to 151,587 shares of Class A common stock.
(8)	Tina H. Miller has sole voting and dispositive power with respect to 2,163 shares of Class A common stock.
(9)	Christopher S. Holzshu has sole voting and dispositive power with respect to 30,901 shares of Class A common stock.
(10)	Scott A. Hillier has sole voting and dispositive power with respect to 49,296 shares of Class A common stock.
(11)	Thomas M. Dobry has sole voting and dispositive power with respect to 8,429 shares of Class A common stock.
(12)	Susan O. Cain has sole voting and dispositive power with respect to 12,366 shares of Class A common stock.
(13)	Shauna F. McIntyre has sole voting and dispositive power with respect to 1,451 shares of Class A common stock.
(14)	Louis P. Miramontes has sole voting and dispositive power with respect to 3,551 shares of Class A common stock.
(15)	Kenneth E. Roberts has a line of credit that is secured by the securities held in one of his brokerage accounts, including 48,000 shares of Class A common stock of Lithia; no amounts were drawn on the line of credit as of February 28, 2021. He has sole voting power with respect to 96,329 shares of Class A common stock and sole dispositive power with respect to 48,329 shares of Class A common stock.
(16)	David J. Robino has sole voting and dispositive power with respect to 7,363 shares of Class A common stock.
(17)	George N. Hines does not have sole voting and dispositive power with respect to any shares of Class A common stock.
(18)	David G. Stork has sole voting and dispositive power with respect to 143 shares of Class A common stock.
(19)	Includes RSUs vesting within 60 days of February 28, 2021, shares held in 401(k) accounts (shares held by spouses or other household members are included in the below table for informational purposes only).

Name	Stock Awards Vesting within 60 days (#)	Shares held by spouse or other household members (#)	Shares held in 401(k) account (#)
Sidney B. DeBoer	389	998	0
Bryan B. DeBoer	0	3,625	0
Tina H. Miller	0	0	0
Christopher S. Holzshu	0	0	2,790
Scott A. Hillier	0	0	0
Thomas M. Dobry	0	0	0
Susan O. Cain	389	0	0
Shauna F. McIntyre	389	0	0
Louis P. Miramontes	389	0	0
Kenneth E. Roberts	389	0	0
David J. Robino	389	0	0
George N. Hines	0	0	0
David G. Stork	0	0	0

GENERAL INFORMATION

About the Annual Meeting

Online Meeting

Out of an abundance of caution, and to support the health and safety of our employees, directors and shareholders, our Board of Directors has authorized us to conduct the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) solely online via the Internet through online shareholder tools as described in the Notice. This format empowers shareholders to participate fully from any location around the world.

Mailing Date

On or about March 15, 2021, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this proxy statement and our 2021 Annual Report on Form 10-K. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Matters for Consideration at the Annual Meeting

Proposal	Board Vote Recommendation	Vote Requirement for Approval	Effect of Abstention	Effect of Broker Non-Vote
Proposal No. 1: The election of seven director nominees named in this proxy statement.	FOR ALL	For each director, a majority of votes cast.	No effect.	No effect. Broker non-votes do not count as votes cast.
Proposal No. 2: An advisory vote to approve the compensation of our named executive officers.	FOR	Majority of votes cast.	No effect.	No effect. Broker non-votes do not count as votes cast.
Proposal No. 3: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021.	FOR	Majority of votes cast.	No effect.	Broker discretion to vote.
Proposal No. 4: To approve an amendment and restatement of our Restated Articles of Incorporation to eliminate references to our class B common stock, class A common stock and series M preferred stock, and to reclassify our class A common stock as common stock	FOR	Majority of votes outstanding.	Has the effect of a vote against.	Has the effect of a vote against.

As of the date of this proxy statement, we are unaware of any matters that may properly be presented at the Annual Meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the enclosed proxy card, or their duly constituted substitutes, will be deemed authorized to vote those shares for which proxies have been given or otherwise act on such matters in accordance with their judgment.

Proxies

The Board of Directors has designated Tina Miller, Senior Vice President and Chief Financial Officer, and Kelly Porter, Corporate Controller as the proxy holders for the Annual Meeting. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) as specified by the shareholder. Proxies submitted without specification will be:

–	Voted FOR the seven director nominees listed in this proxy statement;
–	Voted FOR the approval of our compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K;
–	Voted FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2021; and
–	Voted FOR the approval of the amendment and restatement of our Restated Articles of Incorporation to eliminate references to our class B common stock, class A common stock and series M preferred stock, and to reclassify our class A common stock as common stock.

Voting

Who Can Vote

Only holders of record of our common stock at the close of business on February 26, 2021, the record date, will be entitled to notice of and to vote at the meeting and any adjournment thereof. A list of shareholders entitled to vote at the Annual Meeting will be available during the entire time of the Annual Meeting at the 2021 Annual Meeting Website. You may vote or submit questions during the Annual Meeting by following the instructions available on the 2021 Annual Meeting Website during the Annual Meeting.

As of the record date, there were 26,632,376 shares of Class A common stock and no shares of Class B common shares outstanding and entitled to vote. Each share of Class A common stock outstanding is entitled to one vote. Our executive officers and directors beneficially own 3.0% (802,055 shares), have sole dispositive power with respect to 1.5% (330,226 shares), and have sole voting power with respect to 2.4% (641,226 shares), of the Class A common stock outstanding as of February 26, 2021 representing approximately the same percentage of votes available to be cast at the Annual Meeting. All shares will vote together as a single voting group on all matters submitted to a vote of the shareholders, except as otherwise required by law.

Quorum

For a quorum to exist at the Annual Meeting, there must be represented, in person or by proxy, shares representing a majority of the votes entitled to be cast at the meeting. Proxies that expressly abstain from voting on a particular proposal and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

“Shareholder of Record” and “Beneficial Ownership”

If your shares are owned directly in your name in an account with our stock transfer agent, Broadridge, you are considered the “shareholder of record” of those shares in your account. If your shares are held in an account with a broker, bank, or other nominee as custodian on your behalf, you are considered a “beneficial shareholder” of those shares, which are held in street name. The broker, bank, or other nominee is considered the shareholder of record for those shares. As the beneficial owner, you have the right to instruct the broker, bank, or other nominee on how to vote the shares in your account. In order for your shares to be voted in the way you would like, you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the proxy materials you receive from your broker, bank, or other nominee. If you do not provide voting instructions to your broker, bank, or other nominee, whether your shares can be voted on your behalf depends on the type of item being considered for vote. Under New York Stock Exchange rules, brokers are permitted to exercise discretionary voting authority only on “routine” matters. Therefore, your broker may vote on Item No. 3 (“Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021”) even if you do not provide voting instructions because it is considered a routine matter. Your broker is not permitted to vote on the other agenda items if you do not provide voting instructions because those items involve matters that are not considered routine. For Item No. 1 (election of seven director nominees) and Item No. 2 (advisory vote to approve the compensation of our named executive officers), if you do not provide voting instructions your shares will not be counted as votes cast for or against. For Item No. 4 (approval of an amendment and restatement of our Articles of Incorporation to eliminate references to our class B common stock, class A common stock and series M preferred stock, and to reclassify our class A common stock as common stock), if you do not provide voting instructions it will have the effect of voting your shares against this item.

To vote by proxy:

Shareholder of Record	If you are a Beneficial Shareholder

Please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by calling 1-800-690-6903 or via the Internet by visiting www.proxyvote.com.	Please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone or via the Internet.

How to Vote

Whether you are a shareholder of record or a beneficial shareholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage shareholders to vote well before the Annual Meeting, even if they plan to attend the virtual meeting, by completing proxies online or by telephone (at 1-800-690-6903), or, if they received printed copies of these materials, by mailing their proxy cards. Shareholders who attend the virtual Annual Meeting should follow the instructions at www.proxyvote.com to vote or submit questions during the meeting. Voting online during the meeting will also replace any previous votes.

How You Can Revoke Your Proxy or Change Your Vote

Shareholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. Beneficial shareholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting online during the Annual Meeting. Any written notice revoking a proxy should be sent to Lithia Motors, Inc., Attention: Corporate Secretary, 150 N. Bartlett Street, Medford, Oregon 97501.

Attending the Annual Meeting

Admission

If you plan to attend the Annual Meeting, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the Annual Meeting, you will not be able to participate in the Annual Meeting.

To attend, vote at, and submit questions during, the Annual Meeting, visit www.virtualshareholdermeeting.com/LAD2021 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, voting instructions form, or proxy card. Questions may be submitted in advance of the Annual Meeting by visiting www.virtualshareholdermeeting.com/LAD2021 and entering your 16-digit control number. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

Registered shareholders who have misplaced their original proxy materials listing their unique control number can find that information by visiting www.shareholder.broadridge.com/bcis and selecting the option to create a profile in the top right-hand corner.

Additionally, if you have difficulty accessing the Annual Meeting through the 2021 Annual Meeting Website, a phone number will be posted on the website to connect you to technical support.

Asking Questions

Once online access to the Annual Meeting is open, shareholders may submit questions, if any, on www.virtualshareholdermeeting.com/LAD2021. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Discretionary Authority

We do not know of any matters to be voted on by shareholders at the Annual Meeting other than those included in this Proxy Statement. If any matter, other than those presented in this Proxy Statement, is properly presented at the meeting, your executed proxy gives the Proxies discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

Annual Meeting Voting Results

Our inspector of elections will tabulate the vote at the Annual Meeting. We will provide voting results on our website and in a Current Report on Form 8-K filed with the SEC.

Additional Information

Solicitation Expenses

The Company is soliciting proxies for the Annual Meeting. All expenses associated with this solicitation, including the cost of preparing, assembling and mailing the Notice, proxy statement, 2021 Annual Report to Shareholders, and form of proxy will be borne by us. Our directors, officers and employees may communicate with shareholders by telephone, facsimile, email or personal contact to solicit proxies. These individuals will not be specifically compensated for doing so. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials to the beneficial owners of our Class A common stock.

Electronic Delivery of Proxy Materials

Making the proxy materials available to shareholders via the Internet saves us the cost of printing and mailing documents and will reduce the impact of the Annual Meeting on the environment. If you received only a Notice, you will not receive a printed copy of the proxy materials unless you request it. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials at no charge. Instructions on how to access the proxy materials on the internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by following the instructions on the website referred to in the Notice.

Householding of Proxy Materials

Shareholders of record who have the same address receive only one copy of the Notice Regarding the Availability of Proxy Materials or the Proxy Statement and Annual Report on Form 10-K, as applicable, unless we receive contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing and mailing costs and the environmental impact of its annual meetings. Shareholders who participate in householding continue to receive separate proxy forms. Householding does not affect dividend check mailings.

Any shareholder who would prefer to have a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report on Form 10-K delivered to him or her at the shared address for this and future years may elect to do so by calling (877) 331-3084 or by writing to Christopher S. Holzshu, our Secretary, at 150 N. Bartlett Street, Medford, Oregon 97501. A copy of the materials will be sent promptly to the shareholder following receipt of a written or oral request by a shareholder to receive a copy of the Notice Regarding the Availability of Proxy Materials, the Proxy Statement or Annual Report on Form 10-K. The foregoing contact information can also be used by shareholders sharing an address to request delivery of a single copy of the Notice Regarding the Availability of Proxy Materials, the Proxy Statement or Annual Report on Form 10-K if they are receiving multiple copies of any of those documents.

Annual Report on Form 10-K

We will provide, without charge, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Written requests should be mailed to the attention of Investor Relations, Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. You may also find our Form 10-K on our website at www.lithiamotors.com.

Other Materials

All materials filed by us with the SEC may be obtained through the SEC’s website at www.sec.gov.

Communications with the Board

Our Board of Directors has adopted a Shareholder Communication Policy to promote efficient shareholder and interested party communications with our Board of Directors and management. Our Investor Relations Department is responsible for receiving and routing all shareholder and interested party communications. Corporate governance issues are the responsibility of the Nominating and Governance Committee. Our Audit Committee handles concerns or allegations regarding possible violations of accounting or financial reporting matters. Management is the more appropriate group for handling all other matters and we encourage you to contact them accordingly.

All correspondence with our Board of Directors or its members must be in writing, directed to the attention of either our Board of Directors or an individual director and delivered to: Investor Relations Department, Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. The Investor Relations Department will review communications to our Board or individual directors and direct the communication to the named Board member if the communication relates to important Company policies, or to management, if the matter is better addressed by management. The Investor Relations Department copies the Lead Independent Director and our General Counsel on all communications. A complete copy of our Shareholder Communication Policy is available on our website at www.lithiainvestorrelations.com and interested persons may obtain a written copy from the Investor Relations Department.

2022 Shareholder Proposals or Nominations

Shareholder Proposals

SEC rules require that any shareholder proposal to be included in our proxy materials for consideration at next year’s annual meeting be received by us at our principal executive office no later than November 15, 2021 (120 days prior to the anniversary of the mailing of the prior year’s Notice of Internet Availability). Shareholders who wish to nominate one or more director candidates for election to the Board to be included in our proxy materials for consideration at next year’s annual meeting must do so in accordance with our Bylaws, which require that notice of such a nomination be delivered to our Secretary at our principal executive offices no earlier than October 16, 2021 and no later than November 15, 2021 (at least 150 days and no later than 120 days prior to the anniversary of the mailing of the prior year’s proxy materials), and must include the information required by our Bylaws. Shareholders who otherwise wish to present proposals for action at next year’s annual meeting must do so in accordance with our Bylaws, which require shareholders to give us advance written notice of a director nomination or other business to be conducted at any meeting of shareholders. To be timely, the written notice for next year’s annual meeting must be received by our Secretary between December 30, 2021 and January 29, 2022 (at least 90 days, and no earlier than 120 days, before the first anniversary of our preceding year’s annual meeting) and must include the information required by our Bylaws. Our mailing address is 150 N. Bartlett Street, Medford, Oregon 97501.

Shareholder Director Recommendations

The Nominating and Governance Committee will consider potential director nominees recommended by any record or beneficial shareholder. Shareholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director nominees by submitting a written recommendation to the Chairman of the Nominating and Governance Committee in accordance with our Shareholder Communication Policy. To be considered for nomination to the following year’s Board of Directors, the written recommendation must be received at our principal executive office at 150 N. Bartlett Street, Medford, Oregon 97501. The written recommendation must include the candidate’s name, appropriate biographical information, including information about the candidate’s qualifications and background materials, a statement that the person submitting the recommendation is a shareholder entitled to vote in the election of directors and a consent to serve as director signed by the recommended individual. If the necessary information is received in a timely manner, the Nominating and Governance Committee will evaluate the shareholder-recommended candidate using substantially the same process, and applying substantially the same criteria, as it uses to evaluate all other candidates. For information regarding minimum qualifications for directors and specific qualities and skills that the Nominating and Governance Committee believes are necessary for our directors to possess, see "Director Qualifications and Nominations” above. Recommended candidates are submitted to our Board to be considered as director nominees. If our Board determines to nominate a shareholder-recommended candidate, the candidate’s name will be included in our proxy and on the ballot at our annual meeting of shareholders.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
WITH RELATED PERSONS

The Audit Committee, or another appropriate independent committee, and, where appropriate, our Board of Directors review all transactions between us and any related person, which includes, all of our nominees for director, directors and executive officers and their immediate family members and all persons known to us to be the beneficial owner of more than five percent of any class of our voting securities and their immediate family members, that exceed $120,000 and in which the related person has a direct or indirect material interest. Although we do not maintain a written policy or have written procedures for such review, our Code of Business Conduct and Ethics imposes an obligation on each of our directors and senior executive officers to disclose any actual or apparent conflict of interest involving such person and Lithia. Further, each of our directors and NEOs signs a detailed questionnaire used in the preparation of this proxy statement that requires the disclosure of, among other things, any related-person transaction. The Audit Committee or other independent committee and our Board of Directors review and determine whether to approve or disapprove such transactions in accordance with the Code of Conducts and Ethics, based on (i) whether the proposed transaction is on terms that are no less favorable to us than the terms generally made available by us to an unaffiliated third party under similar circumstances and (ii) the extent of the related party’s interest in the proposed transaction.

Sidney B. DeBoer is the father of Bryan B. DeBoer, who is a Director and our Chief Executive Officer, and Mark DeBoer, who is the Company's Vice President of Real Estate. There are no other family relationships between our executive officers and directors.

On September 14, 2015, the Company entered into a Transition Agreement with Sidney B. DeBoer, the Chairman of the Company, to reflect Mr. DeBoer’s changing role at the Company. Under the agreement, effective December 31, 2015, Mr. DeBoer ceased to be an executive officer of the Company, and the Company ceased paying Mr. DeBoer a base salary and contributing to his account under the Company’s Executive Management Non-Qualified Deferred Compensation and SERP. Mr. DeBoer also ceased to be eligible to participate in performance-based compensation arrangements, including under the Company’s Short-Term Incentive Plan and under its Stock Incentive Plan. Under the Transition Agreement the Company pays Mr. DeBoer annual amounts for his prior services rendered as an employee of the Company equal to $1,050,000 and a $42,000 vehicle allowance, and the Company reimburses Mr. DeBoer for amounts payable under the four split-dollar insurance policies described below in this section. A Special Meeting of Shareholders was held on January 21, 2019, where 99.95% of voting shareholders agreed that adding a sunset to the Transition Agreement was in the best interests of the shareholders. Under the amendment to the Transition Agreement that adds the sunset, the Transition Agreement ends on the earlier of Mr. DeBoer’s death or December 31, 2035.

Mr. DeBoer also agreed that, if the amendment to the Transition Agreement was approved by shareholders, he would execute a formal Class B Conversion Agreement whereby Mr. DeBoer would agree to cause all of the remaining shares of Class B common stock to be converted into shares of Class A common stock on or before December 31, 2025. Mr. DeBoer voted his shares as "abstain” at the meeting. On January 22, 2019, Mr. DeBoer executed the amendment to the Transition Agreement and the Class B Conversion Agreement. In advance of the 2025 deadline, Mr. DeBoer completed converting his Class B common Stock into Class A common stock effective February 26, 2021, and thereby no longer holds any Class B common stock. As a result, Lithia no longer has a dual-class structure and all outstanding shares of Lithia common stock have the same value and voting power.

The Company entered into a Director Service Agreement, effective January 1, 2016, with Sidney B. DeBoer. Under the agreement, the Company agreed to pay Mr. DeBoer in cash a prorated portion of $210,000 (the cash equivalent of the annual amount paid to non-employee directors for the 2015-2016 service year) until the Board of Directors changes the compensation payable to non-employee members of the Board of Directors. Thereafter, for so long as Mr. DeBoer serves as a member of the Board of Directors, the Company will pay him the same compensation, in the same form (cash or equity), as the Company pays to its non-employee directors (as that amount is established by the Board of Directors from time to time).

We maintain four split-dollar “whole-life” insurance policies covering Sidney B. DeBoer, each worth $3,727,600 on maturity and Mr. DeBoer has the right to designate the beneficiary or beneficiaries of the death benefit of each policy. Lithia owns and pays the premium for each of the four policies, and pursuant to the amended Transition Agreement described above, Lithia will continue to pay the premiums for each of the four policies until the earlier of Mr. DeBoer’s death or December 31, 2035. Lithia will receive the greater of the cash surrender value or cumulative premiums paid at the maturity of each policy.

In 2020, Mark DeBoer, Vice President of Real Estate, received a salary of $435,000, incentive compensation of $374,000, and other compensatory arrangements totaling $49,932.

APPENDIX 1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

LITHIA MOTORS, INC.

~~(as amended as of April 25, 2019)~~

~~The following version of the Restated Articles of Incorporation of Lithia Motors, Inc., an Oregon corporation, filed with the Oregon Secretary of State on October 21, 1996, has been prepared for and filed with the Securities and Exchange Commission and includes the amendment reflected in Articles of Amendment filed with the Oregon Secretary of State on May 13, 1999 and April 25, 2019:~~

ARTICLE I: NAME OF CORPORATION

The name of the corporation is Lithia Motors, Inc.

ARTICLE II: NUMBER OF AUTHORIZED SHARES

The total number of shares of stock of all classes which the corporation shall have the authority to issue is one hundred forty million (140,000,000) shares, consisting of fifteen million (15,000,000) shares of a single class of preferred stock with no par value, and one hundred twenty-five million (1~~00,000,000~~125,000,000) shares of ~~Class A~~ Common Stock with no par value, ~~and twenty-five million (25,000,000) shares of Class B~~.

Immediately upon effectiveness of these Amended and Restated Articles of Incorporation (the “Effective Time”), and without any further action on the part of the corporation or its shareholders, each share of Class A Common Stock with no par value. ~~After any shares of Class A Common Stock are~~ issued and outstanding prior to the Effective Time, ~~the Board of Directors of the corporation shall not, without the vote or consent of the holders of the corporation’s Class A Common Stock, issue any shares of Class B Common Stock except as provided by Article III, Section 2.~~ shall automatically be reclassified as one fully paid and nonassessable share of Common Stock.

ARTICLE III: RIGHTS AND LIMITATIONS OF CAPITAL STOCK

The relative rights and limitations of each class of capital stock shall be as set forth in this Article III.

Section 1. Voting of ~~Class A and Class B~~Common Stock.

~~(a)~~      In all elections of directors, and in all other matters as to which the vote or consent of shareholders of the corporation shall be required or shall be taken, each holder of one or more shares of ~~Class A~~ Common Stock shall be entitled to one (1) vote for each share of the ~~Class A~~ Common Stock then held.

~~(b)      In all elections of directors, and in all other matters as to which the vote or consent of shareholders of the corporation shall be required or shall be taken, each holder of one or more shares of Class B Common Stock shall be entitled to ten (10) votes for each share of the Class B Common Stock then held.~~

~~(c)      Except as otherwise required by law, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as one class on all matters submitted to a vote of the corporation’s shareholders.~~

Section 2. Dividends and Distributions.

~~With Respect to Class A and Class B Stock.~~ The holders of shares of ~~Class A Common Stock and the holders of shares of Class B~~ Common Stock shall be entitled to receive whatever dividends, payable in cash or otherwise, are lawfully declared by the Board of Directors from time to time with respect to those shares. ~~Shares of Class A Common Stock and Class B Common Stock shall have equal rights to share in and receive any dividends, liquidation proceeds and other distributions made by the corporation with respect to the corporation’s common stock. In furtherance of and not limiting the foregoing, in the event that the holders of shares of Class A Common Stock are entitled to receive a dividend or distribution payable in whole or in part in additional shares of Class A Common Stock, the holders of shares of Class B Common Stock shall be entitled to receive a proportionately equal dividend or distribution payable in shares of Class B Common Stock.~~

Section 3. ~~Restrictions on Transfer of Class B~~Preferred Stock.

~~(a)      Except as provided in subsection 3(b) of this Article III, no person holding shares of Class B Common Stock or any beneficial interest therein (a “Class B Holder”) may transfer any interest in such Class B shares to any person other than a “Permitted Transferee”. Neither the corporation nor the transfer agent, if any, for the Class B Common Stock (the “Transfer Agent”), shall register the transfer of any interest in shares of Class B Common Stock, except to a “Permitted Transferee” of the transferor.~~

~~(b)      For purposes of this Section 3, the term “Permitted Transferee” shall mean and include the corporation and also shall have the following meanings in the indicated circumstances:~~

~~(1)      In the case of a Class B Holder who is a natural person holding record and beneficial ownership of one or more shares of Class B Common Stock, “Permitted Transferee” means:~~

~~(i) The spouse of that Class B Holder (the “Spouse”).~~

~~(ii)     A lineal descendant of a great grandparent of that Class B Holder or of the Spouse (a “Descendant”).~~

~~(iii)    The trustee of a trust (including a voting trust) maintained for the benefit of any one or more of the following persons, and for no other person: (A) that Class B Holder, (B) the Spouse, (C) one or more Descendants, or (D) an organization to which contributions are deductible for federal income, estate or gift tax purposes (a “Charitable Organization”). A trust described in the preceding sentence may grant a general or special power of appointment to the Spouse or to one or more of~~

~~the Descendants. A trust described in the first sentence of this subsection 3(b)(1)(iii) may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estate of the Class B Holder which are payable by reason of the death of the Class B Holder, the Spouse or a Descendant. In order to be a “Permitted Transferee”, a trust which is otherwise described in this subsection 3(b)(1)(iii) must prohibit any transfer (other than the granting of a power of appointment as provided in the second sentence of this subsection 3(b)(1)(iii)) of any beneficial interest in shares of Class B Common Stock to any person other than “Permitted Transferees” as defined in clauses (A) through (D) of this subsection 3(b)(1)(iii). A trust which satisfies all of the conditions of this subsection 3(b)(1)(iii) shall be referred to herein as a “Trust”.~~

~~(iv)      Any Charitable Organization, including but not limited to a Charitable Organization established by that Class B Holder or a Descendant.~~

~~(v)      An Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, with respect to which that Class B Holder is a participant or beneficiary, but only if that Class B Holder is vested with the power to direct the investment of funds deposited into that Individual Retirement Account and to control the voting of securities held by that Individual Retirement Account (an “IRA”).~~

~~(vi)      A pension, profit sharing, stock bonus or other type of plan or trust with respect to which that Class B Holder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code, but only if that Class B Holder is vested with the power to direct the investment of funds deposited into that plan or trust and to control the voting of securities held by that plan or trust (a “Plan”).~~

~~(vii)     A corporation all of the outstanding capital stock of which is owned by persons who are included in one or more of the following classes of permitted owners: (A) that Class B Holder, (B) the Spouse, (C) one or more Descendants, (D) any Permitted Transferee of that Class B Holder (determined pursuant to this subsection 3(b)), (E) any other Class B Holder, and/or (F) a Permitted Transferee of any other Class B Holder (determined pursuant to this subsection 3(b)). If 50% or more of the voting shares of a corporation described in the preceding sentence (or of any survivor of a merger or consolidation of such a corporation), are acquired in the aggregate by one or more persons who are not included in one or more of the classes of permitted owners described in the preceding sentence, then all shares of Class B Common Stock then held by that corporation shall be deemed without further act on any person’s part to be converted into shares of Class A Common Stock in accordance with the provisions of subsection 4(b) of this Article III, and any and all stock certificates representing those shares of Class B Common Stock shall thereupon cease to represent shares of Class B Common Stock and shall thereafter be deemed for all purposes to represent an identical number of shares of Class A Common Stock.~~

~~(viii)    A partnership in which more than fifty percent (50%) of the capital interests and more than fifty percent (50%) of the voting interests are owned by persons who are included in one or more of the following classes of permitted owners: (A) that Class B Holder, (B) the Spouse, (C) one or more Descendants, (D) any Permitted Transferee of that Class B Holder (determined pursuant to this subsection 3(b)), (E) any other Class B Holder, and/or (F) a Permitted Transferee of any other Class B Holder (determined pursuant to this subsection 3(b)). If 50% or more of the capital interests or 50% or more of the voting interests in a partnership described in the preceding sentence are acquired in the aggregate by one or more persons who are not included in one or more of the classes of permitted owners described in the preceding sentence, then all shares of Class B Common Stock then held by that partnership shall be deemed without further act on any person’s part to be converted into shares of Class A Common Stock in accordance with the provisions of subsection 4(b) of this Article III, and any and all stock certificates representing those shares of Class B Common Stock shall thereupon cease to represent shares of Class B Common Stock and shall thereafter be deemed for all purposes to represent an identical number of shares of Class A Common Stock.~~

~~(ix)     A limited liability company in which more than fifty percent (50%) of the capital interests and more than fifty percent (50%) of the voting interests are owned by persons who are included in one or more of the following classes of permitted owners: (A) that Class B Holder, (B) the Spouse, (C) one or more Descendants, (D) any Permitted Transferee of that Class B Holder (determined pursuant to this subsection 3(b)), (E) any other Class B Holder, and/or (F) a Permitted Transferee of any other Class B Holder (determined pursuant to this subsection 3(b)). If 50% or more of the capital interests or 50% or more of the voting interests in a limited liability company described in the preceding sentence are acquired in the aggregate by one or more persons who are not included in one or more of the classes of permitted owners described in the preceding sentence, then all shares of Class B Common Stock then held by that limited liability company shall be deemed without further act on any person’s part to be converted into shares of Class A Common Stock in accordance with the provisions of subsection 4(b) of this Article III, and any and all stock certificates representing those shares of Class B Common Stock shall thereupon cease to represent shares of Class B Common Stock and shall thereafter be deemed for all purposes to represent an identical number of shares of Class A Common Stock.~~

~~(x)      Another Class B Holder or another Class B Holder’s Permitted Transferee (determined pursuant to this subsection 3(b)).~~

~~(xi)     In the event of the death of a Class B Holder, that Class B Holder’s estate and heirs.~~

~~(2)      In the case of a Class B Holder which is holding shares of Class B Common Stock as trustee of an IRA, a Plan or a Trust other than a Trust described in subsection 3(b)(3) of this Article III, each of the following shall be a “Permitted Transferee”: (a) any participant in or beneficiary of such IRA, such Plan or such Trust, (b) the person who transferred those shares of Class B Common Stock to such IRA, such Plan or such Trust, and (c) a Permitted Transferee of any person described in clause (a) or (b) of this subsection 3(b)(2).~~

~~(3)      In the case of a Class B Holder which is holding shares of Class B Common Stock as trustee pursuant to a Trust which is irrevocable on the “Issue Date” (as defined in subsection 3(d)(6)), “Permitted Transferee” means any person in existence on the Issue Date to whom or for whose benefit principal may be distributed either during the term of that Trust or at the end of the term of that Trust, whether by power of appointment or otherwise.~~

~~(4)      In the case of a Class B Holder which is holding record (but not beneficial) ownership of shares of Class B Common Stock as nominee for the person who is the beneficial owner thereof on the “Issue Date”, “Permitted Transferee” means that beneficial owner and a Permitted Transferee of that beneficial owner (determined pursuant to this subsection 3(b)).~~

~~(5)      In the case of a Class B Holder which is a partnership holding record and beneficial ownership of shares of Class B Common Stock, “Permitted Transferee” means any person who is a partner of that partnership at the time that partnership first becomes a Class B Holder, and also means any Permitted Transferee of that partner (determined pursuant to this subsection 3(b)).~~

~~(6)      In the case of a Class B Holder which is a limited liability company holding record and beneficial ownership of shares of Class B Common Stock, “Permitted Transferee” means any person who is a member of that limited liability company at the time that limited liability company first becomes a Class B Holder, and also means any Permitted Transferee of that member (determined pursuant to this subsection 3(b)).~~

~~(7)      In the case of a Class B Holder which is a corporation (other than a Charitable Organization described in subsection 3(b)(1)(iv)) holding record and beneficial ownership of shares of Class B Common Stock (a “Corporate Holder”), “Permitted Transferee” means: (a) any person who is a shareholder of that Corporate Holder at the time the Corporate Holder first becomes a Class B Holder, or any Permitted Transferee of any such shareholder (determined pursuant to this subsection 3(b)); and~~

~~(b) the survivor (the “Survivor”) of a merger or consolidation of that Corporate Holder, but only for so long as that Survivor is controlled, directly or indirectly, by: (i) those shareholders of the Corporate Holder who are shareholders of the Corporate Holder at the time the Corporate Holder first becomes a Class B Holder, and/or (ii) any Permitted Transferees of such shareholders (determined pursuant to this subsection 3(b)).~~

~~(8)      In the case of a Class B Holder which is the estate of a deceased Class B Holder which held record and beneficial ownership of shares of Class B Common Stock at the time of death, and in the case of a Class B Holder which is the estate of a bankrupt or insolvent Class B Holder which held record and beneficial ownership of shares of Class B Common Stock at the time of bankruptcy or insolvency, “Permitted Transferee” means a Permitted Transferee of that deceased, bankrupt or insolvent Class B Holder (determined pursuant to this subsection 3(b)).~~

~~(9)      In the case of any Class B Holder who desires to gift one or more shares of Class B Common Stock to any other Class B Holder or to any Permitted Transferee of any other Class B Holder (determined pursuant to this subsection 3(b)), “Permitted Transferee” means any such other donee Class B Holder or Permitted Transferee.~~

~~(10)    In the case of any Class B Holder, “Permitted Transferee” means any person which will hold record (but not beneficial) ownership of shares of Class B Common Stock as nominee for that Class B Holder or a Permitted Transferee of that Class B Holder (determined pursuant to this subsection 3(b)).~~

~~(11)    Only those persons specifically identified as “Permitted Transferees” in the preceding provisions of this subsection 3(b) shall be “Permitted Transferees” for purposes of this Section 3.~~

~~(c)      Notwithstanding any contrary provision set forth in this Section 3, any Class B Holder may pledge that Holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of those shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to, registered in the name of, or voted by, the pledgee and shall remain subject to the provisions of this Section 3. In the event foreclosure or other similar action by a pledgee shall cause record or beneficial ownership of pledged Class B Common Stock to be transferred to a person who is not a Permitted Transferee of the pledgor, such pledged shares of Class B Common Stock shall be converted into shares of Class A Common Stock at the moment of transfer of ownership, in accordance with the provisions of subsection 4(b).~~

~~(d)      For purposes of this Article III:~~

~~(1)      The relationship between any two persons which is derived by or through legal adoption shall be considered a natural relationship.~~

~~(2)      Each joint owner of shares of Class B Common Stock and each owner of a community property interest in shares of Class B Common Stock shall be considered a “Class B Holder” of such shares.~~

~~(3)      A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Transfer to Minors Act or similar law shall be considered to be the Class B Holder of such shares (and the custodian of those shares shall not be considered to be a Class B Holder of those shares).~~

~~(4)      Unless otherwise specified, the term “person” means and includes natural persons, corporations, partnerships, unincorporated associations, firms, joint ventures, limited liability companies, trusts and all other entities.~~

~~(5)      The term “transfer” shall mean and include any form of voluntary or involuntary sale, exchange, gift, bequest, devise, assignment, disposition, pledge, hypothecation, encumbrance, appointment, grant of voting power or proxy, or other conveyance of any and every kind, including but not limited to conveyances by operation of law.~~

~~(6)      With respect to particular shares of Class B Common Stock, the “Issue Date” shall be the date on which those shares of Class B Common Stock are first issued by the corporation.~~

~~(e)      Any purported transfer of shares of Class B Common Stock to any person who is not a Permitted Transferee shall be void and of no effect, and the purported transferee shall have no rights as a shareholder of the corporation and no other rights against or with respect to the corporation. The corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as the corporation deems necessary to establish that such transferee is a Permitted Transferee. Each certificate representing shares of Class B Common Stock shall be endorsed with a legend which states that shares of Class B Common Stock are not transferable to any person other than certain restricted transferees and are subject to certain restrictions as set forth in the Restated Articles of Incorporation filed by the corporation with the Secretary of State of the State of Oregon.~~

~~Section 4. Conversion of Class B Common Stock.~~

~~(a)      Each holder of one or more shares of Class B Common Stock shall have the right and option at any time to convert one or more shares of Class B Common Stock into an equivalent number of fully paid and nonassessable shares of Class A Common Stock (i.e. one share of Class B Common Stock for one share of Class A Common Stock). Such right shall be exercised by the surrender to the corporation (at any time during normal business hours at the principal executive offices of the corporation or at the office of the Transfer Agent) of the certificate representing the share(s) of Class B Common Stock to be converted, accompanied by: (1) a written notice stating the election by the holder thereof to convert, and (2) instruments of transfer (if so required by the corporation or the Transfer Agent), in form satisfactory to the corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and (3) transfer tax stamps or funds therefor (if required pursuant to subsection 4(f)).~~

~~(b)      Subject to, and without limiting the effect of, subsection 3(e), if there is any transfer or other change in the beneficial ownership (as determined under Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of any share of Class B Common Stock or of any interest in any share of Class B Common Stock, and if the new beneficial owner of that share of Class B Common Stock is not a “Permitted Transferee” (as defined in subsection 3(b) of this Article III) of the person who shall have been the beneficial owner of that share of Class B Common Stock immediately prior to that change in beneficial ownership, then each such share of Class B Common Stock shall thereupon be converted automatically into one (1) fully paid and nonassessable share of Class A Common Stock, and any and all stock certificates representing each such share of Class B Common Stock shall thereupon cease to represent shares of Class B Common Stock and shall thereafter be deemed for all purposes to represent an identical number of shares of Class A Common Stock.~~

~~(1)      A determination by the Secretary of the corporation that a change in beneficial ownership of one or more shares of Class B Common Stock requires conversion under this subsection 4(b) shall be conclusive. If the Secretary of the corporation determines that a change in beneficial ownership of one or more shares of Class B Common Stock requires conversion under this subsection 4(b), then the Secretary of the corporation shall promptly request that each holder of record of each such share of Class B Common Stock deliver to the corporation for conversion hereunder, and each such holder shall thereupon be required, within ten (10) days following that request, to deliver to the corporation for conversion hereunder, the certificate representing each such share of Class B Common Stock, together with instruments of transfer, in form satisfactory to the corporation~~

~~and Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and together with transfer tax stamps or funds therefor (if required pursuant to subsection 4(f)).~~

~~(2)      Notwithstanding any other provision of this Article III, the transfer to any person of capital interests, voting interests or other membership interests in a limited liability company which holds record and beneficial ownership of shares of Class B Common Stock shall not cause or be deemed to have caused any change in the beneficial ownership of any share(s) of Class B Common Stock or of any interest(s) in share(s) of Class B Common Stock which are owned by that limited liability company, unless and until such time as 50% or more of the capital interests or 50% or more of the voting interests in that limited liability company are held by one or more persons who would not be “Permitted Transferees” (as determined under subsection 3(b)(6)) of that limited liability company. If at any time the Secretary of the corporation determines that 50% or more of the capital interests or 50% or more of the voting interests in a limited liability company (which holds record and beneficial ownership of shares of Class B Common Stock) are acquired or held by one or more persons who would not be “Permitted Transferees” (as determined under subsection 3(b)(6)) of that limited liability company, then all shares of Class B Common Stock then held by that limited liability company shall be converted automatically into an equivalent number of shares of Class A Common Stock in accordance with the provisions of this subsection 4(b), and any and all stock certificates representing those shares of Class B Common Stock shall thereupon cease to represent shares of Class B Common Stock and shall thereafter be deemed for all purposes to represent an identical number of shares of Class A Common Stock.~~

~~(c)      If, on the record date for any annual meeting of shareholders, the number of shares of Class B Common Stock then outstanding is less than one percent (1%) of the aggregate number of shares of Class B Common Stock and Class A Common Stock then outstanding, as determined by the Secretary of the corporation, then each share of Class B Common Stock then outstanding shall thereupon automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock, and each share of Class B Common Stock then authorized but unissued shall thereupon automatically be deemed an authorized but unissued share of Class A Common Stock. Upon making such determination, the Secretary of the corporation shall promptly request that each holder of record of one or more shares of Class B Common Stock deliver to the corporation for conversion hereunder, and each such holder shall thereupon be required, within ten (10) days following that request, to deliver to the corporation for conversion hereunder, the certificates representing all shares of Class B Common Stock held by such holder, together with instruments of transfer in form satisfactory to the corporation and Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and together with transfer tax stamps or funds therefor (if required pursuant to subsection 4(f)).~~

~~(d)      As promptly as practicable following the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in subsections (a), (b) or (c) of this Section 4 and the payment in cash of any amount required by the provisions of subsection 4(f), the corporation will deliver or cause to be delivered at the office of the Transfer Agent, to or upon the written order of the holder of such certificate, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. In the case of a conversion under subsection 4(a), the conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing the converted shares of Class B Common Stock. In the case of a conversion under subsection 4(b), the conversion shall be deemed to have been made on the date that the beneficial ownership of such share(s) has changed as set forth in subsection 4(b). In the case of a conversion under subsection 4(c), the conversion shall be deemed to have occurred on the annual meeting record date on which the condition set forth in subsection 4(c) is determined by the Secretary of the corporation to have occurred. Upon the date of any conversion under subsection 4(b), all rights of the holder of the converted share(s) of Class B Common Stock shall cease, and the new beneficial owner(s) of such shares shall be treated for all purposes as having become the record holder(s) of the shares of Class A Common Stock issued in the conversion. Upon the date of any conversion under subsection 4(c), all rights of the holders of shares of Class B Common Stock shall cease, and such holders shall be treated for all purposes as having become the record holders of the shares of Class A Common Stock issued in the conversion.~~

~~(e)      The corporation covenants that it will at all times reserve and keep available, solely for the purpose of enabling the issuance upon conversion of all outstanding shares of Class B Common Stock, a number of shares of Class A Common Stock which is equal to the number of then-outstanding shares of Class B Common Stock. The preceding sentence shall not preclude the corporation from satisfying its obligations in respect of the conversion of outstanding shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the corporation. The corporation covenants that if any shares of Class A Common Stock required to be reserved for purposes of conversion hereunder shall require registration with or the approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, then the corporation will cause such shares to be duly registered or approved. Prior to delivery of shares of Class A Common Stock which are required to be delivered in connection with the conversion of shares of Class B Common Stock, the corporation will endeavor to list those shares of Class A Common Stock upon each national securities exchange upon which the outstanding Class A Common Stock is listed at the time of such delivery. The corporation covenants that all shares of Class A Common Stock which are issued upon conversion of shares of fully paid and nonassessable Class B Common Stock shall, upon issue, be fully paid and nonassessable.~~

~~(f)      The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than the person in whose name the converted shares of Class B Common Stock are registered immediately prior to conversion, then the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax which may be payable in connection with any transfer involved in such issuance, or shall establish to the satisfaction of the corporation that such tax has been paid.~~

~~Section 5. Preferred Stock.~~

The Board of Directors of the corporation shall have the authority at any time, without action of the shareholders, to adopt and file articles of amendment which provide for the issuance of shares of preferred stock in one or more series. The Board of Directors may establish, fix and/or alter the designations, powers, preferences, qualifications, limitations, restrictions and/or relative rights applicable to any series of preferred stock, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights( if any), voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each series of preferred stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof. The Board of Directors also is authorized to increase or decrease the number of shares of any series of preferred stock subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding. Notwithstanding the preceding sentences of this Section ~~5,~~ 3, the Board of Directors shall have no power to alter the rights of any shares of preferred stock then outstanding without the consent of the holders of a majority of the outstanding shares the rights of which are to be altered. Shares of preferred stock which are redeemed, purchased or otherwise acquired by the corporation may be reissued except as otherwise provided by law.

Section ~~6. Distributions~~4. Dissolution, Liquidation or Winding Up.

Upon Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of the corporation in accordance with applicable law, whether voluntary or involuntary, and after payment or provision for payment of the debts and other liabilities of the corporation, the holders of each series of preferred stock, if any, shall be entitled to receive, out of the net assets of the corporation, an amount for each share of preferred stock which is equal to the required amount which shall have been fixed and determined by the Board of Directors in the resolution or resolutions creating such shares and series, plus an amount equal to all dividends accrued and unpaid on shares of such series to the date fixed for distribution, and no more, before any of the assets of the corporation shall be distributed or paid over to the holders of ~~Class A or Class B~~ Common Stock. After payment in full of such amounts to the holders of preferred stock of all series, the remaining assets and funds of the corporation shall be divided among and paid to the holders of shares of ~~Class A~~ Common Stock ~~and Class B Common Stock, with each share of Class A and Class B Common Stock being treated equally for such purposes~~. If, upon such dissolution, liquidation or winding up, the assets of the corporation distributable as aforesaid among the holders of preferred stock of all series shall be insufficient to permit full payment of the required preferential amounts to those holders, then the corporation’s assets shall be distributed ratably among the holders of shares of preferred stock in proportion to the respective total amounts which the holders are entitled to receive as provided in this Section ~~6.~~ 4.

ARTICLE IV: MANAGEMENT OF CORPORATION

The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and shareholders:

Section 1. Election of Directors.

(a)      Except to the extent that these Amended and Restated Articles of Incorporation grant to the holders of any series of preferred stock the right (voting separately by class or series) to elect additional directors under specified circumstances, the number of directors of the corporation shall be as fixed from time to time by or pursuant to the Bylaws of the corporation. The election of directors need not be by written ballot unless required by the Bylaws of the corporation.

(b)      At each annual meeting of shareholders the shareholders shall elect the directors to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified, subject to prior death, resignation or removal. If the directors shall not have been elected at any annual meeting of shareholders, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Bylaws of the corporation.

(c)      Except as provided in Section 2 of this Article IV and in this subsection 1(c), each director shall be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director. The following shall not be votes cast: (1) a share whose ballot is marked as withheld; (2) a share otherwise present at the meeting but for which there is an abstention; and (3) a share otherwise present at the meeting for which a shareholder gives no authority or direction. In a contested election, the directors shall be elected by the vote of a plurality of the votes cast.

A contested election is one in which (1) on the last day for delivery of a notice pursuant to Article 1 of the Bylaws of the corporation for any shareholder nomination of a nominee for the Board of Directors, a shareholder has complied with the applicable nomination requirements regarding one or more nominees; and (2) prior to the date that notice of the meeting is given, the Board has not made a determination that none of the candidacies of such nominees creates a bona fide election contest. For purposes of this Section 1, it is assumed that on the last day for delivery of a notice under Article 1 of the Bylaws of the corporation, there is a candidate nominated by the Board of Directors for each of the director positions to be voted on at the meeting. The following procedures apply in a non-contested election. A nominee who does not receive a majority vote shall not be elected. Except as otherwise provided in this paragraph, an incumbent director not elected because he or she does not receive a majority vote shall continue to serve as a holdover director until the earliest of (x) 180 days after the date on which an inspector determines the voting results as to that director pursuant to Section 60.223 of the Oregon Business Corporation Act; (y) the date on which the Board of Directors appoints an individual to fill the office held by such director, which appointment shall constitute the filling of a vacancy by the Board pursuant to

Section 2.2 of the Bylaws of the corporation; or (z) the date of the director’s resignation. Any vacancy resulting from the nonelection of a director under this Section 1 may be filled by the Board as provided in Section 2.2 of the Bylaws. The Nominating and Governance Committee of the Board of Directors, or any successor thereto, will consider promptly whether to fill the office of a nominee failing to receive a majority vote and make a recommendation to the Board of Directors about filling the office. The Board of Directors will act on the recommendation of the Nominating and Governance Committee, or any successor thereto, and within 180 days after the certification of the shareholder vote will disclose publicly its decision. Except as provided in the next sentence, no director who failed to receive a majority vote for election will participate in the Nominating and Governance Committee (or any successor thereto) recommendation or Board of Directors decision about filling his or her office. If no director receives a majority vote in an uncontested election, then the incumbent directors (i) will nominate a slate of directors and hold a special meeting for the purpose of electing those nominees as soon as practicable, and (ii) may in the interim fill one or more offices with the same director(s) who will continue in office until their successors are elected.

Section 2. Removal of Directors.

Except to the extent that these Amended and Restated Articles of Incorporation grant to the holders of any series of preferred stock the right (voting separately by class or series) to elect directors under specified circumstances, any director or directors may be removed from office at any time, with or without cause, by the affirmative vote of not less than a majority of the total number of votes represented by the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class. Unless previously filled by the vote of at least a majority of the total number of votes represented by the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (voting together as a single class), any vacancy in the Board of Directors resulting from any such removal may be filled by vote of a majority of the directors then in office, even if less than a quorum, and any directors so chosen shall hold office until the next annual shareholders meeting and until their successors shall have been elected and qualified or until their earlier death, resignation or removal.

Section 3. Right of Preferred Stock to Vote for Directors.

Notwithstanding the foregoing paragraphs of this Article IV, if at any time the Board of Directors of the corporation shall have adopted and filed articles of amendment which give to the holders of any series of preferred stock issued by the corporation the right (voting separately by class or series) to elect directors at an annual or special meeting of shareholders, then the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of those articles of amendment applicable thereto (as those articles may be amended from time to time).

Section 4. Calling of Meetings.

Special meetings of shareholders of the corporation for any purpose may be called at any time by: (i) a majority of the Board of Directors, or (ii) the President of the corporation, or (iii) one or more shareholders who, in the aggregate, own shares representing ten percent (10%) or more of the total votes of all shares then outstanding. No other person or persons shall have authority to call a special meeting of the shareholders of the corporation.

ARTICLE V: NO PREEMPTIVE RIGHTS

No holder of shares of any class of capital stock of the corporation shall have any preemptive or preferential right to subscribe to or otherwise acquire any shares of stock of the corporation, or any obligations or securities convertible into or carrying options or warrants to purchase shares of stock of the corporation, whether now or hereafter authorized and whether unissued or held by the corporation as treasury stock (whether or not the issuance or sale of any such shares, obligations or securities would adversely affect such shareholder’s proportionate voting power), other than any rights which the Board of Directors in its discretion may from time to time grant.

ARTICLE VI: ELECTIONS OR ACTIONS BY WRITTEN CONSENT

Any election of directors or other action by the shareholders of the corporation may be effected at an annual or special meeting of shareholders or by written consent of the shareholders given in lieu of such a meeting. The record date with respect to the determination of shareholders entitled to consent in writing to any action shall be the first date on which a signed written consent setting forth the action to be taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Oregon, to its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Any action by written consent shall be deemed effective as of the day on which written consents, signed by all shareholders, are delivered to the corporation by delivery to its registered office in Oregon, to its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Any delivery which is made to the corporation’s registered office under this Article VI shall be by hand or by certified or registered mail, return receipt requested.

ARTICLE VII: LIMITATION ON LIABILITY OF DIRECTORS

No director of the Corporation is personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for the following:

(a)      Any breach of the director’s duty of loyalty to the Corporation or its shareholders;

(b)      Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)      Any distribution to shareholders that is unlawful under the Oregon Business Corporation Act or successor statute; or

(d)      Any transaction from which the director derived an improper personal benefit.

This Article VII does not limit or eliminate the liability of a director for any act or omission occurring before the effective date of this Article VII. No amendment to or repeal of this Article VII may make any director of the Corporation personally liable to the Corporation or its shareholders for monetary damages for any act or omission as a director occurring before the effective date of that amendment or repeal. This Article VII is intended to limit the liability of any director of the Corporation to the greatest extent authorized under the Oregon Business Corporation Act. Any further limitation on the liability of directors authorized under any amendment to the Oregon Business Corporation Act is incorporated into this Article VII on the effective date of that amendment.

ARTICLE VIII: INDEMNIFICATION

Section 1. Non-Derivative Actions.

Subject to the provisions of Sections 3, 5 and 6 of this Article VIII, the Corporation shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, (including all appeals) (other than an action by or in the right of the Corporation) by reason of or arising from the fact that the person is or was a director or officer of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorney’s fees), judgments, fines, penalties, excise taxes assessed with respect to any employee benefit plan and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with such action, suit or proceeding if the person acted in good faith, did not engage in intentional misconduct, and, with respect to any criminal action or proceeding, did not know the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or, with respect to any criminal action or proceeding, that the person knew that the conduct was unlawful.

Section 2. Derivative Actions.

Subject to the provisions of Sections 3, 5 and 6 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (including all appeals) by or in the right of the Corporation to procure a judgment in its favor by reason of or arising from the fact that the person is or was a director or officer of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorneys’ fees) actually incurred by the person to be indemnified in connection with the defense or settlement of such action or suit if the person acted in good faith, provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for deliberate misconduct in the performance of that person’s duty to the Corporation, for any transaction in which the person received an improper personal benefit, for any breach of the duty of loyalty to the Corporation, or for any distribution to shareholders which is unlawful under the Oregon Business Corporation Act, or successor statute, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 3. Determination of Right to Indemnification in Certain Cases.

Subject to the provisions of Sections 5 and 6 of this Article VIII, indemnification under Sections 1 and 2 of this Article VIII shall not be made by the Corporation unless it is expressly determined that indemnification of the person who is or was an officer or director, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 1 or 2 of this Article VIII. That determination may be made by any of the following:

(a)      By the Board of Directors by majority vote of a quorum consisting of directors who are not or were not parties to the action, suit or proceeding;

(b)      If a quorum cannot be obtained under paragraph (a) of this subsection, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time parties to the action, suit or proceeding (directors who are parties to the action, suit or proceeding may participate in designation of the committee);

(c)      By special legal counsel selected by the Board of Directors or its committee in the manner prescribed in (a) or (b) or, if a quorum of the Board of Directors cannot be obtained under (a) and a committee cannot be designated under (b) the special legal counsel shall be selected by majority vote of the full Board of Directors, including directors who are parties to the action, suit or proceeding;

If referred to them by Board of Directors of the Corporation by majority vote of a quorum (whether or not such quorum consists in whole or in part of directors who are parties to the action, suit or proceeding), by the shareholders; or

(e)      By a court of competent jurisdiction.

Section 4. Indemnification of Persons Other than Officers or Directors.

Subject to the provisions of Section 6 of this Article VIII, in the event any person not entitled to indemnification under Sections 1 and 2 of this Article VIII was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of a type referred to in Sections 1 or 2 of this Article VIII by reason of or arising from the fact that such person is or was an employee or agent (including an attorney) of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as an employee or agent (including an attorney) of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, the Board of Directors of the Corporation by a majority vote of a quorum (whether or not such quorum consists in whole or in part of directors who were parties to such action, suit or proceeding) or the stockholders of the Corporation by a majority vote of the outstanding shares upon referral to them by the Board of Directors of the Corporation by a majority vote of a quorum (whether or not such quorum consists in whole or in part of directors who were parties to such action, suit or proceeding) may, but shall not be required to, grant to such person a right of indemnification to the extent described in Sections 1 or 2 of this Article VIII as if the person were acting in a capacity referred to therein, provided that such person meets the applicable standard of conduct set forth in such Sections. Furthermore, the Board of Directors may designate by resolution in advance of any action, suit or proceeding, those employees or agents (including attorneys) who shall have all rights of indemnification granted under Sections 1 and 2 of this Article VIII.

Section 5. Successful Defense.

Notwithstanding any other provision of Sections 1, 2, 3 or 4 of this Article VIII, but subject to the provisions of Section 6 of this Article VIII, to the extent a director, officer, or employee is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1, 2 or 4 of this Article VIII, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith.

Section 6. Condition Precedent to Indemnification.

Under Sections 1, 2, 4 or 5. Any person who desires to receive the benefits otherwise conferred by Sections 1, 2, 4 or 5 of this Article VIII shall promptly notify the Corporation that the person has been named a defendant to an action, suit or proceeding of a type referred to in Sections 1, 2, 4, or 5 of this Article VIII and intends to rely upon the right of indemnification described in Sections 1, 2, 4 or 5 of this Article VIII. The notice shall be in writing and mailed, via registered or certified mail, return receipt requested, to the

President of the Corporation at the executive offices of the Corporation or, in the event the notice is from the President, to the registered agent of the Corporation. Failure to give the notice required hereby shall entitle the Board of Directors of the Corporation by a majority vote of a quorum (consisting of directors who, insofar as indemnity of officers or directors is concerned, were not parties to such action, suit or proceeding, but who, insofar as indemnity of employees or agents is concerned, may or may not have been parties) or, if referred to them by the Board of Directors of the Corporation by a majority vote of a quorum (consisting of directors who, insofar as indemnity of officers or directors is concerned, were not parties to such action, suit or proceeding, but who, insofar as indemnity of employees or agents is concerned, may or may not have been parties), the shareholders of the Corporation by a majority of the votes entitled to be cast by holders of shares of the Corporation’s stock which have unlimited voting rights to make a determination that such a failure was prejudicial to the Corporation in the circumstances and that, therefore, the right to indemnification referred to in Sections 1, 2 or 4 of this Article VIII shall be denied in its entirety or reduced in amount.

Section 7. Advances for Expenses.

Expenses incurred by a person indemnified hereunder in defending a civil, criminal, administrative or investigative action, suit or proceeding (including all appeals) or threat thereof, may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation and a written affirmation of the person’s good faith belief that he or she has met the applicable standard of conduct. The undertaking must be a general personal obligation of the party receiving the advances but need not be secured and may be accepted without reference to financial ability to make repayment.

Section 8. Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or one of its subsidiaries or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against and incurred by that person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify that person against such liability under the provisions of this Article or under the Oregon Business Corporation Act.

Section 9. Purpose and Exclusivity.

The indemnification referred to in the various Sections of this Article VIII shall be deemed to be in addition to and not in lieu of any other rights to which those indemnified may be entitled under any statute, rule of law or equity, agreement, vote of the stockholders or Board of Directors or otherwise. The Corporation is authorized to enter into agreements of indemnification. The purpose of this Article VIII is to augment the provisions of the Oregon Business Corporation Act dealing with indemnification.

Section 10. Severability.

If any of the provisions of this Article VIII are found, in any action, suit or proceeding, to be invalid or ineffective, the validity and the effect of the remaining provisions shall not be affected.

ARTICLE IX: ARTICLES AND BYLAWS

Section 1. Amended and Restated Articles of Incorporation.

The corporation reserves the right to alter, amend, repeal or rescind any provision contained in these Amended and Restated Articles of Incorporation in any manner now or hereafter permitted by law, and all rights conferred on shareholders herein are granted subject to this reservation. The affirmative vote of the holders of not less than a majority of the total number of votes represented by the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal these Amended and Restated Articles of Incorporation, or to adopt any provision inconsistent with the purpose or intent of Articles IV through IX or Section 1 of Article III of these Amended and Restated Articles of Incorporation.

Section 2. Bylaws.

In furtherance and not in limitation of the powers conferred by the Oregon Business Corporation Act, the Board of Directors shall have the power to make, alter, amend, repeal or rescind the Bylaws of the corporation, subject to the power of the shareholders to alter, amend, repeal or rescind any Bylaw made by the Board of Directors.

A~~RTICLE IX Series M Preferred Stock~~

~~Ten Thousand Five Hundred (10,500) shares of Preferred Stock are hereby designated Series M-2002 Preferred Stock (the “Series M-2002 Preferred Stock”). An additional Four Thousand Five Hundred (4,500) shares of Preferred Stock are hereby designated Series M-2003 Preferred Stock (the “Series M-2003 Preferred Stock”). Collectively, the Series M-2002 Preferred Stock and the Series M-2003 Preferred Stock may be referred to as the Series M Preferred Stock. The Series M Preferred Stock will have the preferences, limitations, and relative rights as set forth in this Article IX. Except as otherwise provided in subsection 5(b) of this Article IX, the preferences, limitations and relative rights of the shares of Series M-2002 Preferred Stock and the shares of Series M-2003 Preferred Stock shall be the same.~~

~~Section 1. Voting.~~

~~Shares of Series M Preferred Stock will vote on an as-if converted basis together with shares of Common Stock as a single voting group on all matters submitted to a vote of the shareholders of the corporation. For purposes of this Section 1, “as-if converted” means that each holder of Series M Preferred Stock shall be entitled to cast a number of votes equal to the number of shares of Class A Common Stock that would have been issuable upon conversion of such holder’s Series M Preferred Stock if the Company had given notice of conversion thereof on the date of the filing with the Colorado Secretary of State of Articles of Merger relating to the merger of Cherry Creek Dodge, Incorporated, a Colorado corporation, with and into Lithia Acquisition Corp. #99-1, a Colorado corporation (the “Filing Date”). Series M Preferred Stock will also entitle the holders thereof to vote as a separate voting group to the extent set forth in Section 6, below.~~

~~Section 2. Dividends.~~

~~Shares of Series M Preferred Stock shall not have a dividend preference. Shares of Series M Preferred Stock shall, however, participate in any dividend that may, from time to time, be declared by the Board of Directors of the corporation with respect to the corporation’s Common Stock on an as-if converted basis. For purposes of this Section 2, “as-if converted” means that each holder of Series M Preferred Stock shall be entitled to receive the dividend that would be payable on, the number of shares of Class A~~

~~Common Stock that would have been issuable upon conversion of such holder’s Series M Preferred Stock if the Company had given notice of conversion thereof on the record date for the dividend being paid.~~

~~Section 3. Distributions Upon Liquidation~~

~~(a)      Liquidation Preference. Upon any dissolution, liquidation, or winding up of the corporation, whether voluntary or involuntary (a “Liquidation”), the holders of Series M Preferred Stock will be entitled to receive out of the assets of the corporation available for distribution to shareholders, before any payment or distribution may be made with respect to shares of Common Stock, an amount per share equal to $1,000.00 (such amount to be adjusted proportionately in the event the shares of Series M Preferred Stock are subdivided into a greater number or combined into lesser number). The relative priority of the Series M Preferred Stock’s liquidation rights in comparison to the liquidation rights of any other series of Preferred Stock which may be issued by the corporation will be as determined in the designation of rights and preferences of such other series.~~

~~(b)      Allocation of Liquidation Preference. If upon any Liquidation, the assets available to be distributed to the holders of Series M Preferred Stock are insufficient to permit the payment to such holders of the full liquidation preference (including any accrued and unpaid dividends) to which they are entitled pursuant to subsection 3(a), then all of the assets of the corporation available for distribution will be distributed ratably to the holders of shares of Series M Preferred Stock in accordance with the amount payable with respect to each share.~~

~~Section 4. Redemption~~

~~(a)      Redemption at Option of the Corporation. The corporation may redeem all or any part of the shares of Series M Preferred Stock. Any such redemption at the option of the corporation may occur at any time after that date which is two years from the date of the original issuance of the shares to be redeemed and from time to time thereafter and must occur in the manner prescribed in subsection 4(b) below. In the event of a partial redemption of the outstanding Series M Preferred Stock, the corporation shall call for redemption an equal portion of the shares of Series M Preferred Stock owned by each holder, subject to rounding.~~

~~(b)      Notice of Call for Redemption by the Corporation. Before making any redemption pursuant to subsection 4(a), the corporation will deliver a written notice (a “Redemption Notice”) to each record holder of any shares of Series M Preferred Stock. Any Redemption Notice will be sent by certified or registered mail, return receipt requested, or by overnight delivery service, to the address shown for such holder on the corporation’s records. Any Redemption Notice will include: (i) the number of shares of Series M Preferred Stock held of record by such holder which the corporation proposes to redeem; (ii) the redemption price as determined in accordance with subsection 4(c) (the “Redemption Price”) to be paid for each share repurchased; (iii) the date (the “Redemption Date”) on which the corporation proposes to pay the Redemption Price for the shares to be redeemed; and (iv) the person and place to which the holder is to send the certificates representing the shares of Series M Preferred Stock being redeemed. Any Redemption Notice will be sent at least twenty (20) calendar days before the Redemption Date.~~

~~(c)      Redemption Price. The Redemption Price of shares of Series M Preferred Stock will be $1,000.00 per share (such amount to be adjusted proportionately in the event the shares of Series M Preferred Stock are subdivided into a greater number or combined into a lesser number). The redemption price shall be payable by wire transfer to such bank account as the holder may designate in writing at the time the certificate is surrendered; provided, however, that if the holder fails to provide wire instructions or the amount payable to the holder is less than $10,000, the corporation may pay the Redemption Price by check delivered to the holder in person or by mail at the most recent address reflected on the corporation’s records. The Redemption Price for each share~~

~~of Series M Preferred Stock shall be paid on the Redemption Date or the date that the certificate representing such share is received by the Company at the place designated in the Redemption Notice, whichever is later. If less than all of the shares represented by a certificate are redeemed, the corporation shall promptly send to the holders a new certificate representing the unredeemed shares.~~

~~Section 5. Conversion.~~

~~The shares of Series M Preferred Stock will have the following conversion rights:~~

~~(a)      Conversion at the Option of the Corporation. Each share of Series M Preferred Stock is convertible, at the option of the corporation, into fully paid and nonassessable shares of the corporation’s Class A Common Stock, at the Conversion Ratio (as defined below) in effect at the time of conversion determined as provided in subsection 5(e).~~

~~(b)      Procedures for Conversion at the Option of the Corporation. In order to effect any conversion pursuant to subsection 5(a), the corporation will deliver a written notice (a “Conversion Notice”) to each record holder of any shares of Series M Preferred Stock. Any Conversion Notice will be sent by certified or registered mail, return receipt requested, or by overnight delivery service, to the address shown for such holder on the corporation’s records. Any Conversion Notice will include: (i) the number of shares of Series M Preferred Stock held of record by such holder which the corporation proposes to convert; (ii) an explanation of the calculation of the Conversion Ratio; (iii) the number of shares of Class A Common Stock that such holder will receive as a result of the conversion; (iv) the proposed effective date (the “Conversion Date”) on which the conversion shall be effective (which shall not be more than five business days after the date of the Conversion Notice); and (v) the person and place to which the holder is to send the certificates representing the shares of Series M Preferred Stock being converted.~~

~~(c)      Conversion at the Option of the Holder. Any holder of shares of Series M-2002 Preferred Stock may, on or after the earlier of (a) the occurrence of a Change of Control of the corporation (as such phrase is hereinafter defined) or (b) the third anniversary of the Filing Date, tender for conversion all or any part of the shares of Series M-2002 Preferred Stock held by such holder. Any holder of shares of Series M-2003 Preferred Stock may, on or after the earlier of (a) the occurrence of a Change of Control of the corporation (as such phrase is hereinafter defined) or (b) the fourth anniversary of the Filing Date, tender for conversion all or any part of the shares of Series M-2003 Preferred Stock held by such holder. For purposes of this subsection 5(c) a “Change of Control” of the corporation shall be deemed to have occurred only if Lithia Holding Company, L.L.C. ceases to be the beneficial owner of shares of the corporation’s common stock which, in aggregate, represent at least 51% of the total votes of all outstanding shares of the corporation’s common stock.~~

~~(d)      Procedures for Conversion at the Option of the Holder. Any conversion of Series M Preferred Stock at the option of the holder of those shares shall be subject to the following terms and conditions:~~

~~1.       Any holder of shares of Series M Preferred Stock who wishes to tender some or all of such shares for conversion must give written notice to the corporation at its principal office that the holder elects to convert such shares, including a statement of the number of shares of Series M Preferred Stock to be converted (the “Tendered Shares”), which shall be accompanied by the certificate or certificates representing the Tendered Shares (the “Conversion Election”).~~

~~2.       Within two business days of the receipt of a Conversion Election, the corporation will determine whether or not the approval of the corporation’s shareholders is required under any applicable law or the listing requirements of any exchange on which any of the corporation’s securities are then trading prior to the corporation issuing shares of Class A Common Stock upon the conversion of the Tendered Shares. This determination by the corporation shall be final as between the corporation and the holders of the Tendered Shares.~~

~~3.       If the corporation determines that shareholder approval is not necessary prior to the issuance of shares of Class A Common Stock upon the conversion of the Tendered Shares or such shareholder approval has already been obtained, the corporation shall send the holders of the Tendered Shares a Conversion Notice containing the information required in a Conversion Notice given by the corporation pursuant to subsection 5(a) except that the Conversion Date specified in such Conversion Notice shall be a date no later than seven business days after the date on which the corporation received the Conversion Election and the corporation shall be responsible for forwarding on the certificate or certificates representing the Tendered Shares to the appropriate person and place. On such Conversion Date, the Tendered Shares shall be converted into fully paid and nonassessable shares of the corporation’s Class A Common Stock, at the Conversion Ratio (as defined below) determined as provided in subsection 5(e).~~

~~4.       If the corporation determines that shareholder approval is necessary prior to the issuance of shares of Class A Common Stock upon the conversion of the Tendered Shares and such shareholder approval has not already been obtained at the time of receipt of Conversion Election or is not obtained within such time after receipt of the Conversion Election as the holders of the Tendered Shares may, in their sole discretion, allow the corporation, the corporation shall redeem the Tendered Shares in accordance with Section 4 except that the Redemption Notice shall only state the corporation’s intent to redeem the Tendered Shares and specify the Redemption Date and the Redemption Date specified in such Redemption Notice shall be a date no later than seven business days after the date on which the corporation received the Conversion Election.~~

~~(e)      e) Conversion Ratio. Each share of Series M Preferred Stock shall be convertible into the number of shares of Class A Common Stock that results from dividing (1) $1,000.00 (such amount to be adjusted proportionately in the event the shares of Series M Preferred Stock are subdivided into a greater number or combined into lesser number) by (2) the “fair market value” of the corporation’s Class A Common Stock on the date the Conversion Notice or the Conversion Election, as the case may be, is given (the “Conversion Ratio”). For purposes of the foregoing, the “fair market value” of the corporation’s Class A Common Stock on any date means the average Daily Sales Price over the 15 consecutive trading days ending with the second trading day preceding such date. Daily Sales Price means, for any trading day, (1) the last sales price of the Class A Common Stock reported by the New York Stock Exchange or other principal securities exchange on which shares of Class A Common Stock are then listed or admitted to trading or (2) if not on an exchange, the last sales price quoted by the National Association of Securities Dealers Automated Quotation System (“Nasdaq”), (3) if not traded on an exchange or quoted on Nasdaq, the average of the closing bid and asked prices for the Class A Common Stock as quoted by the National Quotation Bureau’s “Pink Sheets” or the National Association of Securities Dealers” OTC Bulletin Board System or (4) if none of the above are available, the value of the Class A Common Stock as established in good faith by the corporation’s board of directors. No fractional shares shall be issued upon any conversion of shares of Series M Preferred Stock. Instead, the number of shares of Class A Common Stock to be issued shall be rounded down to the nearest whole number and the holder shall receive a cash payment equal to the fair market value (as determined above) of the fractional share which the holder would otherwise have been entitled to receive.~~

~~(f)       Conversion Procedures. As of the Conversion Date each holder of shares of Series M Preferred Stock whose shares are being converted will for all purposes be considered to be a holder of the shares of Class A Common Stock into which such shares are being converted and not as a holder of shares of Series M Preferred Stock specified in either the Conversion Notice or in such holder’s Conversion Election. However, before any holder of Series M Preferred Stock will be entitled to receive a certificate representing the shares of Class A Common Stock into which the holder’s shares of Series M Preferred Stock were converted or to receive any distribution with respect to such shares of Class A Common Stock, such holder must surrender the certificate or certificates representing the shares of Series M Preferred Stock which were converted at the office of the corporation or at the office of any transfer agent appointed to serve as such for the corporation’s Class A Common Stock. Upon either the Conversion Date or, if later, the delivery by the holder of the certificates representing the shares of Series M Preferred Stock which were converted, the corporation will cause to be delivered a certificate issued in the name of such holder representing the shares of Class A Common Stock into which such shares of Series M Preferred Stock were converted and, if less than all of the shares of Series M Preferred Stock~~

~~represented by the certificates so delivered were converted, a new certificate representing the unconverted shares of Series M Preferred Stock. If there exists any legend restricting transfer of the surrendered Series M Preferred Stock shares, such legend will be placed on the Class A Common Stock shares issued upon the conversion of such shares of Series M Preferred Stock.~~

~~Section 6. Protective Provisions.~~

~~Without either the approval of a majority of the outstanding shares of Series M Preferred Stock at a meeting of the shareholders with such holders being entitled to vote as a separate voting group or a written consent signed by the holders of all of the outstanding shares of Series M Preferred Stock, the corporation will not amend its Articles of Incorporation in a manner that would either (a) increase the number of shares of Preferred Stock designated as Series M-2002 Preferred Stock or the number of shares of Preferred Stock designated as Series M-2003 Preferred Stock; or (b) change or alter in any manner the preferences, limitations, or relative rights of the Series M Preferred Stock.~~

~~Section 7. Status of Acquired or Unissued Shares.~~

~~All shares of Series M Preferred Stock that are acquired at any time by the corporation by reason of redemption, conversion, or otherwise will automatically become undesignated shares of Preferred Stock. All shares designated as Series M Preferred Stock that remain unissued on December 31, 2000 will automatically become undesignated shares of Preferred Stock on such date.~~

LITHIA MOTORS, INC.
C/O BROADRIDGE FINANCIAL SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 28, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LAD2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 28, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D38273-P49425

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LITHIA MOTORS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Sidney B. DeBoer	☐	☐	☐
1b. Susan O. Cain	☐	☐	☐
1c. Bryan B. DeBoer	☐	☐	☐
1d. Shauna F. McIntyre	☐	☐	☐
1e. Louis P. Miramontes	☐	☐	☐
1f. Kenneth E. Roberts	☐	☐	☐
1g. David J. Robino	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. Approval by advisory vote, of the compensation of our Named Executive Officers.	☐	☐	☐
3. Ratification of Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for 2021.	☐	☐	☐
4. Approval of an Amendment and Restatement of our Restated Articles of Incorporation to eliminate references to Class B Common Stock, Class A Common Stock and Series M Preferred Stock, and to reclassify Class A Common Stock as Common Stock.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

D38274-P49425

LITHIA MOTORS, INC.
Revocable Proxy for Annual Meeting of Shareholders to be Held on April 29, 2021

The undersigned hereby appoints Tina Miller and Kelly Porter, and each of them, proxy of the undersigned, with full power of substitution, to represent and to vote on behalf of the undersigned all shares of Class A Common Stock of Lithia Motors, Inc. (the "Company") at the Annual Meeting to be held at 8:30 a.m. PDT on Thursday, April 29, 2021, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2, 3 AND 4. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side